UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.      )

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ANTERO RESOURCES CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of 2018 Annual Meeting of Shareholders

June 20, 2018

9:00 A.M. Mountain Time,

1615 Wynkoop Street, Denver, CO 80202

To the Shareholders of Antero Resources Corporation:

The 2018 Annual Meeting of Shareholders of Antero Resources Corporation (“Antero”) will be held on Wednesday, June 20, 2018, at 9:00 A.M. Mountain Time, at 1615 Wynkoop Street, Denver, CO 80202. The Annual Meeting is being held for the following purposes:

1.	To elect the three Class II members of Antero Resources Corporation’s Board of Directors named in this Proxy Statement to serve until Antero’s 2021 Annual Meeting of Shareholders;
2.	To ratify the appointment of KPMG LLP as Antero’s independent registered public accounting firm for the year ending December 31, 2018;
3.	To approve, on an advisory basis, the compensation of Antero’s named executive officers; and
4.	To transact other such business as may properly come before the meeting and any adjournment or postponement thereof.

These proposals are described in the accompanying proxy materials. You will be able to vote at the Annual Meeting—either in person or by proxy—only if you were a shareholder of record at the close of business on April 23, 2018, the record date for the meeting. The Board requests your proxy for the Annual Meeting, which will authorize the individuals named in the proxy to represent you and vote your shares at the Annual Meeting or any adjournment or postponement thereof.

Pursuant to rules adopted by the Securities and Exchange Commission, we have elected to provide access to our proxy solicitation materials electronically, rather than mailing paper copies of these materials to each shareholder. Beginning on April 30, 2018, we will mail to each shareholder a Notice of Internet Availability of Proxy Materials with instructions on how to access the proxy materials, vote, or request paper copies.

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 20, 2018

This Notice of Annual Meeting and Proxy Statement and the Form 10-K are available on our website free of charge at www.anteroresources.com in the “SEC Filings” subsection of the “Investor Relations” section.

April 25, 2018	By Order of the Board of Directors

Glen C. Warren, Jr.

President, Chief Financial Officer and Secretary

YOUR VOTE IS IMPORTANT

Your vote is important. We urge you to review the accompanying Proxy Statement carefully and to submit your proxy as soon as possible so that your shares will be represented at the meeting.

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- 2018 Proxy Statement 3

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PROXY STATEMENT

2018 Annual Meeting of Shareholders

This Proxy Statement is being furnished to you in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Antero Resources Corporation (“Antero”) for use at the Antero 2018 Annual Meeting of Shareholders (the “Annual Meeting”).

DATE:	Wednesday, June 20, 2018
TIME:	9:00 A.M., Mountain Time
LOCATION:	1615 Wynkoop Street, Denver, CO 80202
RECORD DATE:	April 23, 2018

How to Vote

If you are a registered shareholder, you may vote your shares or submit a proxy to have your shares voted by one of the following methods:

•	Online. You may submit a proxy electronically using the website listed on the Notice of Availability (the “Notice”). Please have the Notice handy when you log on to the website. Internet voting facilities will close and no longer be available after 11:59 p.m., Mountain Time, on Tuesday, June 19, 2018.

•	By Telephone. You may submit a proxy by telephone using the toll-free number listed on the Notice. Please have the Notice handy when you call. Telephone voting facilities will close and no longer be available after 11:59 p.m., Mountain Time, on Tuesday, June 19, 2018.

•	By Mail. You may request a hard copy proxy card by following the instructions on the Notice. You can submit your proxy by signing, dating and returning your proxy card in the provided pre-addressed envelope.

•	In Person. If you are a registered shareholder and you attend the Annual Meeting, you may vote in person by completing a ballot. If you are not present at the Annual Meeting, your shares may be voted only by a person to whom you have given a proper proxy. Attending the meeting without completing a ballot will not count as a vote.

If you are a beneficial shareholder (meaning your shares are held in “street name” by a broker or bank), you will receive instructions from the holder of record that you must follow in order for your shares to be voted. Most banks and brokers offer Internet and/ or telephone voting. Without your instruction as to how to vote, brokers are not permitted to vote your shares for discretionary matters, which include the election of directors and the advisory vote on compensation of named executive officers.

As of the record date, 317,051,785 shares of common stock were outstanding and entitled to be voted at the Annual Meeting.

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PROXY SUMMARY

Current Directors and Board Nominees

				Committee Memberships
Name and Age	Director Class and Occupation	Director Since	Independent	AC	CC	NGC
James R. Levy Age: 42	Class I Director Partner of Warburg Pincus & Co. and a Managing Director of Warburg Pincus LLC	2013
Paul M. Rady Age: 64	Class I Director Chairman of the Board and Antero Resources Chief Executive Officer	2004
Glen C. Warren, Jr. Age: 62	Class I Director Antero Resources President, Chief Financial Officer, Secretary	2004
Peter R. Kagan Age: 50	Class II Director Nominee, Lead Director Partner of Warburg Pincus & Co. and a Managing Director of Warburg Pincus LLC	2004
W. Howard Keenan, Jr. Age: 67	Class II Director Nominee Member of Yorktown Partners LLC	2004
Joyce E. McConnell Age: 64	Class II Director Nominee Provost and Vice President of Academic Affairs at West Virginia University	2018
Robert J. Clark Age: 73	Class III Director Chairman and Chief Executive Officer of 3 Bear Energy, LLC	2013
Richard W. Connor Age: 68	Class III Director Retired, Former Audit Partner with KPMG LLP	2013
Benjamin A. Hardesty Age: 68	Class III Director Owner of Alta Energy LLC	2013

Chairperson

Company Performance During 2017

In 2017, Antero:

•	Achieved 16% debt-adjusted net production growth per share;
•	Reduced our finding and development costs by 13% from 2016 and 48% from 2015;
•	Monetized over $1 billion of non-exploration and production assets to pay off all outstanding borrowings on the credit facility in the third quarter of 2017; and
•	Recorded a 0.03 lost time incident rate (“LTIR”) and 0.57 total recordable incident rate (“TRIR”), representing reductions of 80% and 18%, respectively, from the prior year and the lowest annual LTIR and TRIR on record for Antero.

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Investor Outreach

Over the past year, some of our senior leaders have held nine in-person meetings with investors. Based on what we learned in these meetings, we made several substantive changes to our executive compensation program, and we also enhanced our disclosure regarding that program. For more information, see “Compensation Discussion and Analysis—How We Responded to Our Shareholders Following the 2017 Say-on-Pay Vote.”

Corporate Governance Highlights

Our initial group of directors consisted of management and our private equity sponsors. At the time of our initial public offering in 2013, we added three independent directors. We looked for skills in these directors that would help us as a public company, such as technical accounting and auditing, industry experience, and experience in our area of operation. We added our first post-IPO director in 2018 to address specific needs and replace a position once held by one of our sponsor directors. The timeline below shows how our Board has evolved.

Paul M. Rady Glen C. Warren, Jr. Peter R. Kagan W. Howard Keenan, Jr.	James R. Levy Richard W. Connor Robert J. Clark Benjamin A. Hardesty	Joyce E. McConnell

2004	2013	2018
Antero Resources was formed	Launched the Initial Public Offering

Executive Compensation Highlights

Since our inception, our compensation philosophy has been predominantly focused on recruiting high-impact executives who are motivated to help Antero achieve superior performance and growth with low overhead. Historically, to achieve our objectives, we sought to implement a compensation program that reflected the unique strategy and entrepreneurial culture of our organization by emphasizing long-term equity-based incentive compensation to allow our senior leaders to build significant ownership. As a result, our Named Executive Officers currently hold approximately 9% of our outstanding shares, which ensures they identify with the best interests of our shareholders.

As the company matures, we are transitioning from an entrepreneurial-based management incentive structure to a more traditional compensation program. To that end, we are shifting the emphasis of our incentive-based compensation program from operational performance and absolute growth metrics to performance metrics focused on returns and value creation per share that will reward more disciplined capital investment, efficient operations, and free cash flow generation. In addition, for calendar year 2018, we have adopted a simplified annual incentive program that reduces the number of performance metrics from thirteen to four. Further, we have adjusted our benchmarking practices so that, beginning in 2018, our compensation program will target the market median for all elements of our Named Executive Officers’ compensation. We believe these changes will promote a stronger alignment between Named Executive Officer pay and company performance, and deliver greater value to our shareholders as Antero continues to grow and mature.

Our compensation program, including the recent changes to that program, is discussed in detail in the Compensation Discussion and Analysis section of this Proxy Statement.

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ITEM ONE:	ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes. Directors in each class are elected to serve for three-year terms and until either they are re-elected or their successors are elected and qualified, or until their earlier resignation or removal. Each year, the directors of one class stand for re-election as their terms of office expire. Based on recommendations from its Nominating & Governance Committee, the Board has nominated the following individuals for election as Class II directors of Antero with terms to expire at the 2021 Annual Meeting of Shareholders, barring an earlier resignation or removal:

•	Peter R. Kagan
•	W. Howard Keenan, Jr.
•	Joyce E. McConnell

All three nominees currently serve as Class II directors of Antero. Their biographical information is contained in “Directors” below.

The Board has no reason to believe that any of its nominees will be unable or unwilling to serve if elected. If a nominee becomes unable or unwilling to accept nomination or election, either the size of the Board will be reduced or the individuals acting under your proxy will vote for the election of a substitute nominee recommended by the Board.

THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF EACH OF THE DIRECTOR NOMINEES.

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DIRECTORS

We were originally formed in 2004 as Antero Resources II Corporation. Through a series of internal reorganization transactions, Antero Resources II Corporation’s successor and certain of its affiliates were merged with and into Antero Resources Appalachian Corporation. That entity was renamed Antero Resources Corporation in June 2013 in connection with our initial public offering.

Set forth below is the background, business experience, attributes, qualifications and skills of Antero’s directors and director nominees. In some cases, references to our directors’ tenure with Antero date back to our original founding in 2004.

Class I Directors

James R. Levy Age: 42 Director Since: 2013 Committee Memberships: Compensation Committee

Key Skills, Attributes and Qualifications:

•	Director since Antero’s initial public offering in October 2013
•	Joined Warburg Pincus in 2006 and is currently a Partner of Warburg Pincus & Co. and a Managing Director of Warburg Pincus LLC, focusing on investments in the energy industry
•	Worked as a private equity investor at Kohlberg & Company for three years and in M&A advisory at Wasserstein Perella & Co. for three years
•	Serves on the Board of Directors of AMGP GP LLC, the general partner of Antero Midstream GP LP
•	Serves on the boards of directors of several private companies in the oil and gas industry
•	Serves as a trustee of Prep for Prep, a leadership development program

Has significant experience with energy companies and investments and broad knowledge of the oil and gas industry.

Other Public Company Boards:

•	Laredo Petroleum, Antero Midstream GP LP

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Paul M. Rady Age: 64 Director Since: 2004 Chief Executive Officer and Chairman Committee Memberships: None

Key Skills, Attributes and Qualifications:

•	Chief Executive Officer and Chairman since May 2004
•	Served as Chief Executive Officer and Chairman of Antero’s predecessor, Antero Resources Corporation, from its founding in 2002 until its sale to XTO Energy, Inc. in 2005
•	Chairman of the Board of Directors of Antero Midstream Partners GP LLC, the general partner of Antero Midstream Partners LP
•	Chairman of the Board of Directors of AMGP GP LLC, the general partner of Antero Midstream GP LP
•	Served as President, CEO and Chairman of Pennaco Energy from 1998 until its sale to Marathon in 2001
•	Worked with Barrett Resources from 1990 until 1998, moving from Chief Geologist to Exploration Manager, EVP Exploration; President, COO and Director; and ultimately CEO
•	Began his career with Amoco, where he served ten years as a geologist focused on the Rockies and Mid-Continent

Has significant experience as a chief executive of oil and gas companies, together with his training as a geologist and broad industry knowledge.

Other Public Company Boards:

•	Antero Midstream Partners LP, Antero Midstream GP LP

Glen C. Warren, Jr. Age: 62 Director Since: 2004 President, Chief Financial Officer and Secretary Committee Memberships: None

Key Skills, Attributes and Qualifications:

•	President, Chief Financial Officer and Secretary since May 2004
•	Served as President, Chief Financial Officer and Secretary and as a director of Antero’s predecessor, Antero Resources Corporation, from its founding in 2002 until its sale to XTO Energy, Inc. in 2005
•	Serves on the Board of Directors of Antero Midstream Partners GP LLC, the general partner of Antero Midstream Partners LP
•	Serves on the Board of Directors of AMGP GP LLC, the general partner of Antero Midstream GP LP
•	Served as EVP, CFO and Director of Pennaco Energy from 1998 until its sale to Marathon in 2001
•	Spent ten years as a natural resources investment banker focused on equity and debt financing and M&A advisory with Lehman Brothers, Dillon Read & Co. Inc. and Kidder, Peabody & Co.
•	Began his career as a landman in the Gulf Coast region with Amoco, where he spent six years

Has significant experience as a chief financial officer of oil and gas companies, together with his experience as an investment banker and broad industry knowledge.

Other Public Company Boards:

•	Antero Midstream Partners LP, Antero Midstream GP LP

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Class II Directors Seeking Reelection

Peter R. Kagan Age: 50 Director Since: 2004 Lead Director Committee Memberships: Nominating & Governance Committee

Key Skills, Attributes and Qualifications:

•	Joined Warburg Pincus in 1997 and is currently a Partner of Warburg Pincus & Co., a Managing Director of Warburg Pincus LLC, and a member of Warburg Pincus LLC’s Executive Management Group; leads the firm’s investment activities in energy and natural resources
•	Worked in investment banking at Salomon Brothers in both New York and Hong Kong
•	Serves on the boards of directors of several private companies in the oil and gas industry
•	Serves on the Board of Directors of Antero Midstream Partners GP LLC, the general partner of Antero Midstream Partners LP
•	Serves on the Board of Directors of AMGP GP LLC, the general partner of Antero Midstream GP LP
•	Director of Resources for the Future, a non-profit research institution, and a trustee of Milton Academy

Has significant experience with energy companies and investments and broad knowledge of the oil and gas industry.

Other Public Company Boards:

•	Laredo Petroleum, Antero Midstream Partners LP, Antero Midstream GP LP

W. Howard Keenan, Jr. Age: 67 Director Since: 2004 Committee Memberships: Nominating & Governance Committee

Key Skills, Attributes and Qualifications:

•	Since 1997, has been a Member of Yorktown Partners LLC, a private investment manager focused on the energy industry
•	From 1975 to 1997, was in the Corporate Finance Department of Dillon, Read & Co. Inc. and active in the private equity and energy areas, including the founding of the first Yorktown Partners fund in 1991
•	Serves on the boards of directors of multiple Yorktown Partners portfolio companies
•	Serves on the Board of Directors of Antero Midstream Partners GP LLC, the general partner of Antero Midstream Partners LP
•	Serves on the Board of Directors of AMGP GP LLC, the general partner of Antero Midstream GP LP

Has over forty years of experience with energy companies and investments and broad knowledge of the oil and gas industry.

Other Public Company Boards:

•	Solaris Oilfield Infrastructure, Inc., Ramaco Resources, Inc., Antero Midstream Partners LP, Antero Midstream GP LP, Concho Resources (until 2013), Geomet Inc. (until 2012)

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Joyce E. McConnell Age: 64 Director Since: 2018 Committee Memberships: Nominating & Governance Committee

Key Skills, Attributes and Qualifications:

•	Provost and Vice President of Academic Affairs at West Virginia University since 2014, where she is responsible for the administration of all academic policies, programs, facilities and budgetary matters
•	From 2008 to 2014, served as Dean of the West Virginia University College of Law, where she helped raise $36 million in capital campaign funds, expand multidisciplinary opportunities, and develop experiential and clinical programs and facilities
•	As Dean, helped implement energy research initiatives, including the Energy and Sustainable Development and Land Use Sustainability Clinic at the College of Law, West Virginia University’s Energy Institute, and the energy finance emphasis in West Virginia University’s College of Business & Economics
•	Currently serves on the National Collegiate Athletic Association Division One Committee on Infractions and as Chair of the Board of Trustees of the Nature Conservancy in West Virginia
•	From 2016 to 2017, served as President of the West Virginia Bar Association

Has broad legal and management experience and deep local ties to the West Virginia community in which Antero operates.

Class III Directors

Robert J. Clark Age: 73 Director Since: 2013 Committee Memberships: Compensation Committee (chair), Audit Committee, and Nominating & Governance Committee

Key Skills, Attributes and Qualifications:

•	Chairman and Chief Executive Officer of 3 Bear Energy, LLC, a midstream energy company with operations in the Rocky Mountains, since its formation in March 2013
•	Formed, operated and subsequently sold Bear Tracker Energy in 2013 (to Summit Midstream Partners, LP); a portion of Bear Cub Energy in 2007 (to Regency Energy Partners, L.P.), and the remaining portion in 2008 (to GeoPetro Resources Company); and Bear Paw Energy in 2001 (to ONEOK Partners, L.P., formerly Northern Border Partners, L.P.)
•	Member of the Board of Trustees of Bradley University, the Children’s Hospital Colorado Foundation, and Judi’s House, a Denver charity for grieving children and families

Has significant experience with energy companies, with over 45 years of experience in the industry.

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Richard W. Connor Age: 68 Director Since: 2013 Committee Memberships: Audit Committee (chair), and Nominating & Governance Committee

Key Skills, Attributes and Qualifications:

•	Audit partner with KPMG LLP from 1980 until retirement in September 2009, principally serving publicly traded clients in the energy, mining, telecommunications, and media industries
•	Appointed to KPMG’s SEC Reviewing Partners Committee in 1987, where he served until his retirement
•	Served from 1996 to 2008 as Managing Partner of KPMG’s Denver office
•	Serves on the Board of Directors and as chairman of the audit committee of Antero Midstream Partners GP LLC, the general partner of Antero Midstream Partners LP

Has experience in technical accounting and auditing matters, knowledge of SEC filing requirements, and experience with a variety of energy clients.

Other Public Company Boards:

•	Zayo Group Holdings, Inc. and Zayo Group LLC, Centerra Gold, Inc., Antero Midstream Partners LP

Benjamin A Hardesty Age: 68 Director Since: 2013 Committee Memberships: Nominating & Governance Committee (chair), Audit Committee, and Compensation Committee

Key Skills, Attributes and Qualifications:

•	Has been the owner of Alta Energy LLC, a consulting business focused on oil and natural gas in the Appalachian Basin and onshore United States, since May 2010
•	President of Dominion E&P, Inc., a subsidiary of Dominion Resources Inc. engaged in the exploration and production of natural gas in North America, from September 2007 until retirement in May 2010. Joined Dominion in 1995 and served as president of Dominion Appalachian Development, Inc. until 2000 and general manager and vice president—Northeast Gas Basins until 2007
•	Member of the Board of Directors of Blue Dot Energy Services, LLC from 2011 until its sale to B/E Aerospace, Inc. in 2013
•	From 1982 to 1995, served successively as vice president, executive vice president and president of Stonewall Gas Company, and from 1978 to 1982, served as vice president-operations of Development Drilling Corp.
•	Served as an active duty officer in the U.S. Army Security Agency for two years and as a reserve officer
•	Director and past president of the West Virginia Oil & Natural Gas Association and past president of the Independent Oil & Gas Association of West Virginia
•	Trustee and past chairman of the Nature Conservancy of West Virginia and a member of the Board of Directors of the West Virginia Chamber of Commerce
•	Serves as a member of the Visiting Committee of the Petroleum Natural Gas Engineering Department of the Statler College of Engineering and Mineral Resources at West Virginia University

Has significant experience in the oil and natural gas industry, including in Antero’s areas of operation.

Other Public Company Boards:

•	KLX Inc.

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CORPORATE GOVERNANCE

Recent Corporate Governance Developments

On February 20, 2018, the Board, upon the recommendation of the Nominating & Governance Committee, appointed Joyce E. McConnell to the Board as a Class II director and simultaneously appointed Ms. McConnell to the Nominating & Governance Committee. Ms. McConnell, a nationally recognized scholar and West Virginia leader, has been the Provost and Vice President of Academic Affairs at West Virginia University since 2014 and has spearheaded several energy-related initiatives since joining WVU’s administration in 2008. As discussed in further detail below, we are committed to appointing qualified nominees to serve on the Board. The Nominating & Governance Committee considers diversity, as well as other factors, in identifying candidates for the Board’s consideration. The Board is pleased that the addition of Ms. McConnell will further broaden the Board’s talent, experience and diversity.

As discussed in further detail below, over the past year, Antero engaged in extensive shareholder outreach. As part of the efforts undertaken to address our shareholders’ input, we significantly enhanced our proxy statement disclosure this year.

Corporate Governance Guidelines

The Board believes that sound governance practices and policies provide an important framework to assist it in fulfilling its duty to shareholders. Antero’s Corporate Governance Guidelines include provisions concerning the following:

•	size of the Board;
•	qualifications, independence, responsibilities, tenure and compensation of directors;
•	service on other boards;
•	director resignation process;
•	role of Chairman of the Board;
•	meetings of the Board and meetings of independent directors;
•	interaction of the Board with external constituencies;
•	performance review of the Board and director orientation and continuing education;
•	attendance at meetings of the Board and the Annual Meeting;
•	shareholder communications with directors;
•	committee functions, committee charters and independence of committee members;
•	director access to independent advisors and management; and
•	management evaluation and succession planning.

The Corporate Governance Guidelines are available on Antero’s website at www.anteroresources.com in the “Corporate Governance” subsection of the “Investor Relations” section. The Nominating & Governance Committee reviews the Corporate Governance Guidelines periodically and as necessary, and any proposed additions to or amendments of the Corporate Governance Guidelines are presented to the Board for its approval.

Director Independence

Rather than adopting categorical standards, the Board assesses director independence on a case-by-case basis, in each case consistent with applicable legal requirements and the listing standards of the New York Stock Exchange (NYSE). After reviewing all relationships each director has with Antero, including the nature and extent of any business relationships between Antero and each director, as well as any significant charitable contributions Antero makes to organizations where its directors

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serve as board members or executive officers, the Board has affirmatively determined that the following directors have no material relationships with Antero and are independent as defined by NYSE listing standards: Messrs. Levy, Kagan, Keenan, Connor, Clark and Hardesty and Ms. McConnell. Neither Mr. Rady, the CEO, nor Mr. Warren, the President and CFO, is considered by the Board to be an independent director.

Board Leadership Structure

The Board does not have a formal policy addressing whether the roles of Chairman and Chief Executive Officer should be separate or combined. The directors serving on the Board possess considerable professional and industry experience, significant experience as directors of both public and private companies, and a unique knowledge of the challenges and opportunities Antero faces. Accordingly, the Board believes it is in the best position to evaluate Antero’s needs and to determine how best to organize Antero’s leadership structure to meet those needs.

At present, the Board has chosen to combine the positions of Chairman and Chief Executive Officer. While the Board believes it is important to retain the flexibility to determine whether the roles of Chairman and Chief Executive Officer should be separated or combined, the Board believes the current Chief Executive Officer is the individual with the necessary experience, commitment, and support of the other members of the Board to effectively carry out the role of Chairman.

The Board believes that combining the roles of Chairman and CEO at the present time promotes better alignment of strategic development and execution, more effective implementation of strategic initiatives, and clearer accountability for Antero’s success or failure. Moreover, the Board believes this leadership structure does not impede independent oversight of Antero; seven of the nine members of the Board are independent under NYSE rules. The Nominating & Governance Committee reviews this leadership structure every year.

Executive Sessions; Election of Lead Director

To facilitate candid discussion among Antero’s directors, the non-management directors meet in regularly scheduled executive sessions.

Pursuant to the Corporate Governance Guidelines, the Board, based on the recommendation of the Nominating & Governance Committee, is permitted to choose a Lead Director to preside at executive sessions of independent directors. The Board elected Mr. Kagan, an independent director, to serve as the Lead Director. In this capacity, Mr. Kagan provides, in conjunction with the Chairman, leadership and guidance to the Board. As the Lead Director, Mr. Kagan also serves as chairman of executive sessions of the non-management directors and establishes the agenda for the meetings of the independent directors in executive sessions.

How Director Nominees are Selected

Renominating Incumbent Directors

Before recommending to the Board that an existing director be nominated for reelection at the annual meeting of shareholders, the Nominating & Governance Committee will review and consider the director’s:

•	past Board and committee meeting attendance and performance;
•	length of Board service;
•	personal and professional integrity, including commitment to Antero’s core values;
•	relevant experience, skills, qualifications and contributions to the Board; and
•	independence under applicable standards.

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Appointing New Directors and Filling Vacancies

The Board created a detailed matrix to formalize the process of selecting new directors. The matrix pinpoints:

•	areas where the current Board was strong,
•	areas where the current Board could be enhanced, and
•	qualities that all of Antero’s directors should have.

For example, the Board believes that all directors should have sound business judgment, personal and professional integrity, an ability to work as part of a team, willingness to commit the required time to serve as a Board member, business experience, and financial literacy.

As the Board completed and discussed this matrix in 2017, our directors agreed that, as a group, they are particularly strong in the area of industry knowledge. Accordingly, they agreed that Antero’s next director should have a different type of background—preferably in at least one of several specialized professional skills, including law. The Board also was cognizant that several shareholders have expressed a preference for more personal diversity among our directors. Although the Board does not have a formal policy on diversity, the Nominating & Governance Committee considers diversity along with other factors in reviewing director candidates.

With those specific goals in mind, the Nominating & Governance Committee sought recommendations for director candidates from the current directors and from management, and ultimately recommended Joyce McConnell, a distinguished legal scholar with an extensive background in academic administration. Ms. McConnell met personally with each member of our Board, and completed a comprehensive questionnaire regarding her financial and business affiliations. After thorough discussion, the Board unanimously voted to invite her to become a director.

With the addition of Ms. McConnell, our Board embodies a diverse set of experiences, qualifications, attributes, and skills, as shown below:

The Nominating & Governance Committee will treat recommendations for directors that are received from Antero’s shareholders in the same manner as recommendations received from any other source.

Majority Vote Director Resignation Policy

Directors are elected by a plurality of votes cast in an uncontested election. The Corporate Governance Guidelines require that an incumbent director who fails to receive the required number of votes for reelection must tender a resignation. The Nominating & Governance Committee will act on an expedited basis to determine whether to accept any such resignation, and will submit its recommendation for prompt consideration by the Board. The Board expects the director whose resignation is under consideration to abstain from participating in this decision. The Nominating & Governance Committee and the Board may consider any factors they deem relevant in deciding whether to accept a director’s resignation.

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Board’s Role in Risk Oversight

In the normal course of its business, Antero is exposed to a variety of risks, including market risks relating to changes in commodity prices, interest rate risks, technical risks affecting Antero’s resource base, political risks, and credit and investment risk. The Board and each of its committees has distinct responsibilities for monitoring those risks, as shown below.

The Board of Directors
The Board oversees Antero’s strategic direction, and in doing so considers the potential rewards and risks of Antero’s business opportunities and challenges, and monitors the development and management of risks that impact our strategic goals.

Audit Committee

The Audit Committee assists the Board in fulfilling its oversight responsibilities by monitoring the effectiveness of Antero’s systems of financial reporting, auditing, internal controls and legal and regulatory compliance.

Nominating & Governance Committee

The Nominating & Governance Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks associated with Board organization, membership and structure, succession planning for our directors and executive officers, and corporate governance.

Compensation Committee The Compensation Committee assists the Board in fulfilling its oversight responsibilities by overseeing Antero’s compensation policies and practices.

Board and Committee Self-Evaluations

The Board believes that a robust and constructive evaluation process is an essential component of Board effectiveness and good corporate governance. To that end, the Board and each of the three standing committees conducts an annual self-assessment to evaluate their performance, composition, and effectiveness, and to identify areas for improvement.

These evaluations take the form of wide-ranging and candid discussions. The Lead Director facilitates discussions evaluating the full Board, and the committee chairs facilitate discussions regarding their respective committees. The Board and committee evaluations occasionally lead to changes in practices or procedures.

Attendance at Annual Meetings

Pursuant to Antero’s Corporate Governance Guidelines, directors are encouraged to attend the Annual Meetings of Shareholders. All of the then-serving members of our Board attended the 2017 Annual Meeting.

Interested Party Communications

General communications

Shareholders and other interested parties may communicate by writing to Antero Resources Corporation, 1615 Wynkoop Street, Denver, Colorado 80202. Shareholders may submit their communications to the Board, any committee of the Board, or individual directors on a confidential or anonymous basis by sending the communication in a sealed envelope marked “Shareholder Communication with Directors” and clearly identifying the intended recipient(s) of the communication.

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Antero’s Chief Administrative Officer will review and forward each communication, as expeditiously as reasonably practicable, to the addressee(s) if: (1) the communication complies with the requirements of any applicable policy adopted by the Board relating to the subject matter of the communication; and (2) the communication falls within the scope of matters generally considered by the Board. To the extent the subject matter of a communication is appropriate and relates to matters that have been delegated by the Board to a committee or to an executive officer of Antero, the Chief Administrative Officer may forward the communication to the executive officer or the chair of the committee to which the matter has been delegated.

Legal or compliance concerns

Information may be submitted confidentially and anonymously, although Antero may be obligated by law to disclose the information or identity of the person providing the information in connection with government or private legal actions and in other circumstances. Antero’s policy is not to take any adverse action, and not to tolerate any retaliation, against any person for asking questions or making good faith reports of possible violations of law, Antero’s policies or its Corporate Code of Business Conduct and Ethics.

Available Governance Materials

The following materials are available on Antero’s website at www.anteroresources.com under “Investor Relations” and then “Corporate Governance.”

•	Charter of the Audit Committee of the Board;
•	Charter of the Compensation Committee of the Board;
•	Charter of the Nominating & Governance Committee of the Board;
•	Corporate Code of Business Conduct and Ethics;
•	Financial Code of Ethics; and
•	Corporate Governance Guidelines.

Shareholders may obtain a copy, free of charge, of each of these documents by sending a written request to Antero Resources Corporation, 1615 Wynkoop Street, Denver, Colorado, 80202.

- 2018 Proxy Statement 17

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MEETINGS AND COMMITTEES OF DIRECTORS

General

The Board held eight meetings in 2017. The six then-serving outside directors (Messrs. Levy, Kagan, Keenan, Connor, Clark and Hardesty) held six executive sessions. No director attended fewer than 75% of the meetings of the Board and of the committees of the Board on which that director served.

The Board has three standing committees: the Audit Committee, the Compensation Committee, and the Nominating & Governance Committee. The charters of all three committees are available on Antero’s website at www.anteroresources.com in the “Corporate Governance” subsection of the “Investor Relations” section. The Board creates ad hoc committees on an as-needed basis. In 2017, Robert J. Clark and Benjamin A. Hardesty served on an ad hoc Special Committee formed by the Board to review certain potential related party transactions.

Audit Committee

Members: Richard W. Connor (chair), Robert J. Clark, Benjamin A. Hardesty

Number of meetings in 2017: 5

The Audit Committee oversees, reviews, acts on and reports on various auditing and accounting matters to the Board, including:

•	the selection of Antero’s independent accountants,
•	the scope of annual audits,
•	fees to be paid to the independent accountants,
•	the performance of Antero’s independent accountants, and
•	Antero’s accounting practices.

In addition, the Audit Committee oversees Antero’s compliance programs relating to legal and regulatory requirements.

Rules implemented by the NYSE and the SEC require Antero to have an audit committee composed of at least three directors who meet particular independence and experience standards (including the heightened requirements applicable to audit committee members). All members of the Audit Committee meet the NYSE’s independence standards, including the heightened requirements under SEC rules applicable to audit committee members. In addition, the Board believes that Mr. Connor possesses substantial financial experience based on his extensive background in technical accounting and auditing matters as a former audit partner of KPMG LLP. As a result of these qualifications, Antero believes Mr. Connor is an “audit committee financial expert” as defined in SEC rules.

Compensation Committee

Members: Robert J. Clark (chair), Benjamin A. Hardesty, James R. Levy

Number of meetings in 2017: 6

The Compensation Committee establishes salaries, incentives and other forms of compensation for our executive officers. The Compensation Committee also administers Antero’s incentive compensation and benefit plans.

Rules implemented by the NYSE require Antero to have a compensation committee composed of members who satisfy NYSE independence standards. All members of the Compensation Committee meet the NYSE’s independence standards, including the heightened requirements applicable to compensation committee members, and also meet the heightened independence requirements under SEC rules and the tax code. No Antero executive officer serves on the board of directors of a company that has an executive officer that serves on our Board.

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Nominating & Governance Committee

Members: Benjamin A. Hardesty (chair), Peter R. Kagan, Richard W. Connor, W. Howard Keenan, Jr., Robert J. Clark, Joyce E. McConnell (as of February 2018)

Number of meetings in 2017: 4

The Nominating & Governance Committee identifies, evaluates and recommends qualified nominees to serve on the Board, develops and oversees Antero’s internal corporate governance processes, and directs all matters relating to the succession of Antero’s CEO.

Rules implemented by the NYSE require Antero to have a nominating & governance committee composed entirely of independent directors. All members of the Nominating & Governance committee meet the NYSE’s independence standards.

COMPENSATION OF DIRECTORS

General

Our non-employee directors are entitled to receive compensation consisting of retainers, fees and equity awards as described below. The Compensation Committee reviews and approves non-employee director compensation on a periodic basis.

Our employee directors, Messrs. Rady and Warren, do not receive additional compensation for their services as directors. All compensation that Messrs. Rady and Warren received from Antero as employees is disclosed in the Summary Compensation Table.

Messrs. Kagan and Levy have agreed or are otherwise obligated to transfer all or a portion of the compensation they receive for their service as directors to the shareholders with which they are affiliated.

Annual Retainers

Each non-employee director received the following compensation for the 2017 fiscal year:

•	an annual retainer of $70,000;
•	an additional $5,000 annual retainer for the lead director;
•	an additional retainer of $7,500 for each member of the Audit Committee, plus an additional $12,500 for the chairperson;
•	an additional retainer of $5,000 for each member of the Compensation Committee, plus an additional $10,000 for the chairperson;
•	an additional retainer of $5,000 for each member of the Nominating & Governance Committee, plus an additional $5,000 for the chairperson; and
•	an additional retainer of $10,000 for each member of the Special Committee (an ad hoc Board committee), plus an additional $5,000 for the chairperson.

All retainers are paid in cash on a quarterly basis in arrears, but directors have the option to elect, on an annual basis, to receive all or a portion of their retainers in the form of shares of our common stock. Directors do not receive any meeting fees, but each director is reimbursed for (1) travel and miscellaneous expenses to attend meetings and activities of the Board or its committees, and (2) travel and miscellaneous expenses related to the director’s participation in general education and orientation programs for directors.

- 2018 Proxy Statement 19

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Equity-Based Compensation and Stock Ownership Guidelines

In addition to cash compensation, our non-employee directors receive annual equity-based compensation consisting of fully vested stock with an aggregate grant date value equal to $200,000, subject to the terms and conditions of the AR LTIP and the award agreements pursuant to which such awards are granted. Under our stock ownership guidelines adopted in 2013, by the later of October 7, 2018, or five years after being appointed to the Board, our non-employee directors other than Messrs. Kagan, Keenan and Levy are required to hold shares of our common stock with a fair market value equal to at least five times the amount of their annual cash retainer.

Total Non-Employee Director Compensation

The following table provides information concerning the compensation of our non-employee directors for the fiscal year ended December 31, 2017.

	Fees Earned
	or Paid in Cash	Stock Awards	Total
Name	($)(1)	($)(2)	($)
Peter R. Kagan(3)	80,000	200,000	280,000
W. Howard Keenan, Jr.	75,000	200,000	275,000
Richard W. Connor	95,000	200,000	295,000
Robert J. Clark(3)	112,500	200,000	312,500
Benjamin A. Hardesty	102,500	200,000	302,500
James R. Levy(3)	75,000	200,000	275,000
(1)	Includes annual cash retainer, committee fees and committee chair fees for each non-employee director during fiscal 2017, as more fully explained above.
(2)	Effective December 15, 2015, Antero adopted a non-employee director compensation policy that calls for quarterly grants of fully vested stock. Amounts in this column reflect the aggregate grant date fair value of stock granted under the AR LTIP in fiscal year 2017, computed in accordance with FASB ASC Topic 718. See Note 9 to our consolidated financial statements on Form 10-K for the year ended December 31, 2017, for additional detail regarding assumptions underlying the value of these equity awards. The grant date fair value for stock awards is based on the closing price of our common stock on the grant date.
(3)	Messrs. Kagan, Levy and Clark elected to receive all of their retainer fees for the 2017 fiscal year in the form of common stock.

Effective December 19, 2017, Antero adopted a non-employee director compensation policy that formalizes the compensation arrangements described above.

- 2018 Proxy Statement 20

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ITEM TWO:	RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected KPMG LLP as Antero’s independent registered public accounting firm for the year ending December 31, 2018. KPMG LLP has audited Antero’s and its predecessor’s financial statements since 2003. The Audit Committee annually evaluates the accounting firm’s qualifications to continue to serve Antero. In evaluating the accounting firm, the Audit Committee considers the reputation of the firm and the local office, the industry experience of the engagement partner and the engagement team, and the experience of the engagement team with clients of similar size, scope and complexity as Antero. The Audit Committee is directly involved in the selection of the new engagement partner when rotation is required every five years in accordance with SEC rules. KPMG LLP completed the audit of Antero’s annual consolidated financial statements for the year ended December 31, 2017, on February 13, 2018.

The Board is submitting the selection of KPMG LLP for ratification at the Annual Meeting. The submission of this matter for ratification by shareholders is not legally required, but the Board and the Audit Committee believe the ratification proposal provides an opportunity for shareholders to communicate their views about an important aspect of corporate governance. If our shareholders do not ratify the selection of KPMG LLP, the Audit Committee will reconsider, but will not be required to rescind, the selection of that firm as Antero’s independent registered public accounting firm.

Representatives of KPMG LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement, and are expected to be available to respond to appropriate questions.

The Audit Committee has the authority and responsibility to retain, evaluate and replace Antero’s independent registered public accounting firm. Shareholder ratification of the appointment of KPMG LLP does not limit the authority of the Audit Committee to change Antero’s independent registered public accounting firm at any time.

THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE RATIFICATION OF THE SELECTION OF KPMG LLP AS ANTERO’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2018.

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AUDIT MATTERS

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in such filing.

Audit Committee Report

Pursuant to its charter, the Audit Committee’s principal functions include the duty to: (i) oversee the appointment, compensation, retention and oversight of the work of the independent auditors hired for the purpose of issuing an audit report or performing other audit, review or attest services for Antero; (ii) pre-approve audit or non-audit services proposed to be rendered by Antero’s independent registered public accounting firm; (iii) annually review the qualifications and independence of the independent registered public accounting firm’s engagement partner and other senior personnel who are providing services to Antero; (iv) review with management and the independent registered public accounting firm Antero’s annual and quarterly financial statements, earnings press releases, and financial information and earnings guidance provided to analysts and ratings agencies; (v) oversee Antero’s internal audit function; (vi) ratify related party transactions as set forth in Antero’s Related Persons Transactions Policy; (vii) review with management Antero’s major financial risk exposures; (viii) assist the Board in monitoring compliance with legal and regulatory requirements; (ix) prepare the report of the Audit Committee for inclusion in Antero’s proxy statement; and (x) annually review and reassess its performance and the adequacy of its charter.

While the Audit Committee has the responsibilities and powers set forth in its charter, and Antero’s management and the independent registered public accounting firm are accountable to the Audit Committee, it is not the duty of the Audit Committee to plan or conduct audits or to determine that Antero’s financial statements and disclosures are complete and accurate and in accordance with generally accepted accounting principles and applicable laws, rules and regulations.

In performing its oversight role, the Audit Committee has reviewed and discussed Antero’s audited financial statements with management and the independent registered public accounting firm. The Audit Committee also has discussed with the independent registered public accounting firm the matters required to be discussed by the Public Company Accounting Oversight Board Auditing Standard No. 16, Communications with Audit Committees. The Audit Committee has received the written disclosures and the written statement from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence. The Audit Committee also has considered whether the provision of non-audit services by the independent registered public accounting firm to Antero is compatible with maintaining the firm’s independence, and has discussed with the independent registered public accounting firm its independence.

Based on the reviews and discussions described in this Audit Committee Report, and subject to the limitations on the roles and responsibilities of the Audit Committee referred to herein and in its charter, the Audit Committee recommended to the Board that Antero’s audited financial statements for the year ended December 31, 2017, be included in the Form 10-K, which was filed with the SEC on February 13, 2018. As recommended by the NYSE’s corporate governance rules, the Audit Committee also considered whether, to ensure continuing auditor independence, it would be advisable to regularly rotate Antero’s independent registered public accounting firm. The Audit Committee has concluded that the current benefits to Antero from continued retention of KPMG LLP warrant retaining the accounting firm as Antero’s independent registered public accounting firm for the year ending December 31, 2018. The Audit Committee will continue to review this issue on an annual basis.

Members of the Audit Committee:

Richard W. Connor (Chairman)

Robert J. Clark

Benjamin A. Hardesty

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Audit and Other Fees

The table below sets forth the aggregate fees and expenses billed by KPMG LLP for the last two fiscal years to Antero (in thousands):

	For the Years Ended
	December 31
	2016	2017
Audit Fees(1)
Audit and Quarterly Reviews	$1,807	$1,880
Other Filings	715	452
SUBTOTAL	2,522	2,332
Audit-Related Fees	–	–
Tax Fees	–	–
TOTAL	$2,522	$2,332
(1)	Includes (a) the audit of Antero’s annual consolidated financial statements included in the Annual Report on Form 10-K and internal controls over financial reporting, review of Antero’s quarterly financial statements included in Quarterly Reports on Form 10-Q, and review of Antero’s other filings with the SEC, including comfort letters and consents, and (b) the audit of the financial statements of Antero Midstream Partners LP.

The charter of the Audit Committee and its pre-approval policy require that the Audit Committee review and pre-approve the independent registered public accounting firm’s fees for audit, audit-related, tax and other services. The Chairman of the Audit Committee has the authority to grant pre-approvals up to a certain limit, provided such approvals are within the pre-approval policy and are ratified by the Audit Committee at a subsequent meeting. For the year ended December 31, 2017, the Audit Committee approved 100% of the services described above.

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ITEM THREE:	ADVISORY VOTE ON EXECUTIVE COMPENSATION

Our policies are conceived with the intention of attracting and retaining highly qualified individuals capable of contributing to the creation of value for our shareholders. Our programs are designed to be competitive with market practices and align the interests of our Named Executive Officers with those of Antero and its shareholders.

Shareholders are urged to read the Compensation Discussion and Analysis section of this Proxy Statement, which discusses how our compensation design and practices reflect our compensation philosophy. The Compensation Committee and the Board believe that our compensation practices are effective in implementing our guiding principles.

Pursuant to Section 14A of the Securities Exchange Act of 1934, we are submitting a proposal to our shareholders for an advisory vote to approve the compensation of our Named Executive Officers. This proposal, commonly known as a “say-on-pay” proposal, gives shareholders the opportunity to express their views on the compensation of our Named Executive Officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the principles, policies and practices described in this Proxy Statement. Accordingly, the following resolution is submitted for shareholder vote at the Annual Meeting:

“RESOLVED, that the shareholders of Antero Resources Corporation approve, on an advisory basis, the compensation of its named executive officers as disclosed in the proxy statement for the 2018 Annual Meeting pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and other related tables and disclosures.”

As this is an advisory vote, the result is not likely to affect previously granted compensation. The Compensation Committee will consider the outcome of the vote when evaluating our compensation practices going forward.

THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

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COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis provides details on the following matters:

•	Our shareholder engagement efforts following our 2017 say-on-pay vote
•	Our 2017 company performance
•	Our 2017 executive compensation program and the compensation awarded under that program
•	Changes to our compensation program made in 2018

2017 NAMED EXECUTIVE OFFICERS

Name	Principal Position
Paul M. Rady	Chairman of the Board and Chief Executive Officer
Glen C. Warren, Jr.	Director, President, Chief Financial Officer and Secretary
Alvyn A. Schopp	Chief Administrative Officer, Regional Senior Vice President and Treasurer
Kevin J. Kilstrom	Senior Vice President—Production
Ward D. McNeilly	Senior Vice President—Reserves, Planning and Midstream
Michael N. Kennedy	Senior Vice President—Finance and Antero Midstream Partners LP Chief Financial Officer

How We Responded to Our Shareholders Following the 2017 Say-on-Pay Vote

Antero’s annual advisory vote on the compensation of our Named Executive Officers (commonly known as “say-on-pay”) received 67% support at the 2017 Annual Meeting of Shareholders. Although the compensation of our Named Executive Officers was approved, the level of support was lower than it has been in the past; it was not a level that is acceptable to Antero.

Over the past year, Antero has contacted our top 25 shareholders representing approximately 80% of our outstanding shares. Approximately one-third of these shareholders agreed to meet with us and provide feedback on our executive compensation program. Robert J. Clark, the Compensation Committee Chairman, Alvyn A. Schopp, our Chief Administrative Officer and Senior Regional Vice President, Michael N. Kennedy, Senior Vice President of Finance, and John Giannaula, Vice President of Human Resources and Administration, participated in these conversations, which covered shareholder concerns and explored specific changes we could make to our executive compensation program to address those concerns. Mr. Clark participated in eight out of nine of these meetings.

At the 2018 Annual Meeting of Shareholders, Antero will again hold an annual advisory vote to approve executive compensation. The Compensation Committee will continue to engage with shareholders throughout the year so that we may understand their perspectives and address their feedback regarding our practices going forward.

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The chart below summarizes the key points we heard from our shareholders, what action the Compensation Committee has taken to address their feedback, and when the changes will become effective.

What we heard	How we responded	When effective	Where to find more information
The annual incentive plan is difficult to understand, and it is unclear how final payouts are determined	Simplified the annual incentive plan by reducing the number of performance metrics and selecting metrics that are more objective	2018 Annual Incentive Plan	Changes to 2018 Annual Incentive Plan
	Improved disclosures to make the mechanics easier to understand	CD&A in this Proxy Statement	Annual Cash Incentive Awards
Annual incentive plan should utilize fewer key performance measures, and focus on those that are more closely tied to current corporate strategy	Reduced the number of performance measures to four—all key metrics that are aligned with shareholder expectations: Debt-Adjusted Net Production Growth per Share, Net Debt/EBITDAX, Free Cash Flow, and safety and environmental	2018 Annual Incentive Plan	Changes to 2018 Annual Incentive Plan
An absolute performance measure and certain key financial measures should be incorporated into the executive compensation program	Added absolute total shareholder return (“TSR”) and return on capital employed as performance measures for the long-term equity performance share unit awards	Performance share unit awards for 2018–2020	2018 AR LTIP Grants
Reevaluate the relative target compensation level for long-term equity incentive awards	Lowered our target compensation level for long-term equity grants to the 50th percentile relative to our peers, consistent with all other elements of compensation	Long-term equity grants in 2018	2018 AR LTIP Grants
Reevaluate the portion of our long-term equity incentive program that consists of performance-based awards	Increased the portion of our long-term incentive program that is performance-based to 100% for our Named Executive Officers	Long-term equity grants in 2018	2018 AR LTIP Grants

We enthusiastically embrace these changes. We believe they will strengthen the link between our executive compensation program and shareholder value creation, and directly support the achievement of Antero’s goals.

The following discussion provides information about our compensation decisions and policies with regard to our Named Executive Officers for the 2017 fiscal year, and provides context for the disclosure included in the executive compensation tables below.

2017 Company Performance Highlights

In 2017, Antero:

•	Achieved 16% debt-adjusted net production growth per share;

•	Reduced our finding and development costs by 13% from 2016 and 48% from 2015;

•	Monetized over $1 billion of non-exploration and production assets to pay off all outstanding borrowings on the credit facility in the third quarter of 2017; and

•	Recorded a 0.03 lost time incident rate (“LTIR”) and 0.57 total recordable incident rate (“TRIR”), representing reductions of 80% and 18%, respectively, from the prior year and the lowest annual LTIR and TRIR on record for Antero.

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Compensation Philosophy and Objectives of Our Compensation Program

Since our inception, our compensation philosophy has been predominantly focused on recruiting individuals who are motivated to help Antero achieve superior performance and growth. Antero was founded by entrepreneurs whose strategy was to employ high-impact executives who are extremely effective at sparking superior performance with low overhead. These highly qualified and experienced individuals have contributed to Antero’s continued success, driving an 18% compound annual growth rate in debt-adjusted net production per share and a 23% compound annual growth rate in oil and gas net proved reserves since our 2013 IPO.

Historically, to achieve our objectives, we sought to implement a compensation program that reflected the unique strategy and entrepreneurial culture of our organization. Specifically, we sought to reward our Named Executive Officers by emphasizing long-term equity-based incentive compensation, which allowed our senior leaders to build significant ownership in Antero. We believe this approach served to motivate our Named Executive Officers and to align their interests with those of Antero and our shareholders. Our Named Executive Officers currently hold approximately 9% of our outstanding shares, which ensures they identify with the best interests of our shareholders.

As the company continues to mature, we are transitioning from an entrepreneurial-based management incentive structure to a more traditional compensation program. This transition calls for us to consider certain modifications to our compensation philosophy and attendant adjustments in our compensation program. More specifically, our goal is to shift the emphasis of our incentive-based compensation program from operational performance and absolute growth metrics to performance metrics focused on returns and value creation per share that will reward more disciplined capital investment, efficient operations, and free cash flow generation. In addition, for calendar year 2018, as discussed below, we have adopted a simplified annual incentive program that focuses on four key performance metrics. Further, our compensation program will target the market median for all elements of our Named Executive Officers’ compensation. We believe these changes to our compensation philosophy and practices will promote a stronger alignment between Named Executive Officer pay and company performance, and deliver greater value to our shareholders as Antero continues to grow and mature.

Compensation Best Practices

The following table highlights the compensation best practices we follow.

What We Do
Use a representative and relevant peer group
Apply robust minimum stock ownership guidelines
Link annual incentive compensation to the achievement of objective pre-established performance goals tied to operational and strategic priorities
Evaluate the risk of our compensation programs
Use and review compensation tally sheets
Provided more than 50% of 2017 long-term incentive awards in the form of performance-based equity (for 2018, 100% of long-term incentive awards for Named Executive Officers will be performance-based equity)
Use an independent compensation consultant
What We Don’t Do
No tax gross-ups for executive officers
No “single-trigger” change-in-control cash payments
No excessive perquisites
No severance arrangements for Named Executive Officers
No guaranteed bonuses for Named Executive Officers
No management contracts
No re-pricing, backdating or underwater cash buy-outs of options or stock appreciation rights
No hedging or pledging of Antero stock
No separate benefit plans for Named Executive Officers
No granting of stock options with an exercise price less than the fair market value of Antero’s common stock on the date of grant

- 2018 Proxy Statement 27

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Implementing Our Compensation Program Objectives

Role of the Compensation Committee

The Compensation Committee oversees all matters of our executive compensation program and has the final decision-making authority on all executive compensation matters. Each year, the Compensation Committee reviews, modifies (if necessary), and approves our peer group, corporate goals and objectives relevant to the compensation of the Chief Executive Officer (“CEO”) and other executive officers, and the executive compensation program. In addition, the Compensation Committee is responsible for reviewing the performance of the CEO and the President, Chief Financial Officer and Secretary (“President/CFO”) within the framework of our executive compensation goals and objectives. Based on this evaluation, the Compensation Committee sets the compensation of the CEO and the President/CFO.

The CEO and the President/CFO typically provide recommendations to the Compensation Committee regarding the compensation levels for the other executive officers and for our executive compensation program as a whole. In making their recommendations, the CEO and the President/CFO consider each executive officer’s performance during the year, Antero’s performance during the year, and comparable company compensation levels and independent oil and gas company compensation surveys. The Compensation Committee considers these recommendations when reviewing the performance of, and setting compensation for, the other executive officers.

Actual compensation decisions for individual officers are the result of a subjective analysis of a number of factors, including the individual officer’s role within our organization, performance, experience, skills or tenure with us, changes to the individual’s position, and relevant trends in compensation practices. The Compensation Committee also considers a Named Executive Officer’s current and prior compensation when setting future compensation. Specifically, current compensation is considered a base, and the Compensation Committee determines whether adjustments to that base are necessary to retain the executive in light of competition and to provide continuing performance incentives. Thus, the Compensation Committee’s decisions regarding compensation are the result of the exercise of judgment based on all reasonably available information and, to that extent, are discretionary.

Role of External Advisors

The Compensation Committee has the authority to retain an independent executive compensation consultant. For 2017, the Compensation Committee retained Frederic W. Cook & Co., Inc. (“F.W. Cook”). In compliance with the SEC and NYSE disclosure requirements, the Compensation Committee reviewed the independence of F.W. Cook under six independence factors. After its review, the Compensation Committee determined that F.W. Cook was independent.

In 2017, F.W. Cook:

•	Collected and reviewed all relevant company information, including our historical compensation data and our organizational structure;
•	With input from management, established a peer group of companies to use for executive compensation comparisons;
•	Assessed our compensation program’s position relative to market for our Named Executive Officers and stated compensation philosophy;
•	Prepared a report of its analysis, findings and recommendations for our executive compensation program; and
•	Completed other ad hoc assignments, such as helping with the design of incentive arrangements and special awards.

F.W. Cook’s reports were provided to the Compensation Committee in 2017. In addition, Messrs. Rady and Warren used F.W. Cook’s report dealing with competitive compensation levels when making their recommendations to the Compensation Committee.

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Competitive Benchmarking

When assessing the soundness of our compensation programs, the Compensation Committee compares the pay practices for our Named Executive Officers against the pay practices of other companies. This process recognizes our philosophy that our compensation practices should be competitive, though marketplace information is only one of the many factors we consider.

Messrs. Rady and Warren used market compensation data provided by F.W. Cook to assess the total compensation levels of our top six executives relative to market, and to make recommendations to the Compensation Committee. Market data is developed by comparing each executive officer’s compensation with that of officers in similar positions with companies in our Peer Group (described below) and with those in the E&P industry in general. To the extent possible, we consider the specific responsibilities assumed by our executives and those assumed by executives at other organizations (based on peer SEC filings) to determine whether the positions are comparable. We give greater weight to Peer Group data if a position appears comparable to the position of one of our Named Executive Officers. Otherwise, we supplement Peer Group data with industry data from the 2017 Oil and Gas E&P Industry Compensation Survey prepared by Effective Compensation, Incorporated.

Peer Group

In 2017, F.W. Cook identified a peer group of onshore publicly traded oil and gas companies that are reasonably similar to us in terms of size and operations. We refer to the following 16 companies as the “Peer Group”:

• Cabot Oil & Gas Corporation	• EQT Corporation	• Range Resources Corporation
• Cimarex Energy Co.	• Newfield Exploration Company	• SM Energy Company
• Concho Resources Inc.	• Noble Energy, Inc.	• Southwestern Energy Company
• Continental Resources Corporation	• Pioneer Natural Resources Company	• Whiting Petroleum Corporation
• Devon Energy Corporation	• QEP Resources, Inc.	• WPX Energy, Inc.
• Energen Corporation

Positioning versus market

Due to the broad responsibilities of our Named Executive Officers, applying survey data to them can be difficult. However, as discussed above, our compensation objective is to be competitive with our peer companies. Therefore, in assessing the competitive positioning of our Named Executive Officers’ compensation relative to the market, the Compensation Committee also considered our productivity relative to our peers.

We determined that it was appropriate to target the median of the Peer Group for base salaries and annual cash incentive awards and, for 2017, the 75th percentile of the Peer Group for long-term equity-based incentive awards. As Antero continues to mature, we regularly assess how our incentive program is structured to retain key management employees and align their interests with those of our shareholders. As a result of our shareholder outreach program, beginning in 2018, the Compensation Committee determined that long-term equity-based incentives should target the 50th percentile of the Peer Group. We believe this better reflects our compensation philosophy and provides the necessary incentive at this stage in Antero’s progression.

For the 2017 program, the Compensation Committee considered, among other things, publicly available data of direct peer companies matching our operational profile that measures productivity using various individual employee metrics. These metrics included EBITDAX per employee, drilling and completion capital per employee, production per employee, proved reserves per employee, and market value per employee. Our performance with respect to these metrics continues to excel (in each case we ranked first or second among the direct peer group), and we believe these metrics provided a reasonable

- 2018 Proxy Statement 29

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basis for our 2017 compensation decisions. However, we recognize that we must continually ensure that our incentive program is aligned with the interests of our shareholders. Therefore, the Compensation Committee determined that, beginning in 2018, the relative performance of our Named Executive Officers should more closely match the performance of the Peer Group and that our compensation amounts should be adjusted to match the median of the Peer Group.

Elements of Direct Compensation

Our Named Executive Officers’ compensation includes the key components described below.

Pay component	Form of pay	How amount is determined	Objective
Base salary	Cash	Market-competitive amount that reflects the executive’s relative skills, responsibilities, experience and contributions	Provide a minimum, fixed level of cash compensation
Annual incentive awards	Cash	Performance against thirteen financial, operational and strategic metrics (reduced to four metrics beginning in 2018)	Encourage performance that is aligned with our business strategy and that should lead to long-term shareholder value
Long-term incentive awards	Performance share units Restricted stock units that vest ratably over four years (Will be 100% performance share units beginning in 2018)	Three-year total shareholder return compared to the Peer Group	Encourage performance that delivers value to shareholders through stock price appreciation

For 2017, these components, at target, were distributed as shown below for our CEO and our other Named Executive Officers:

Base Salaries

Base salaries are designed to provide a minimum, fixed level of cash compensation for services rendered during the year. In addition to providing a base salary that is competitive with salaries paid by other independent oil and gas exploration and production companies, the Compensation Committee also considers whether our pay levels appropriately align each Named Executive Officer’s base salary level relative to the base salary levels of our other officers. Our objective is to have base salaries that accurately reflect each officer’s relative skills, experience and contributions to Antero. To that end, annual base salary adjustments are based on a subjective analysis of many individual factors, including:

•	the responsibilities of the officer;
•	the period over which the officer has performed these responsibilities;
•	the scope, level of expertise, and experience required for the officer’s position;
•	the strategic impact of the officer’s position; and
•	the potential future contribution and demonstrated individual performance of the officer.

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In addition to the individual factors listed above, the Compensation Committee considers our overall business performance and implementation of company objectives when determining annual base salaries. While these metrics generally provide context for making salary decisions, base salary decisions do not depend on attainment of specific goals or performance levels and no specific weighting is given to one factor over another.

Base salaries are reviewed annually, but are not necessarily increased if the Compensation Committee believes that (1) our executives are currently compensated at proper levels in light of company performance or external market factors, or (2) an increase or addition to other elements of compensation would be more appropriate in light of our stated objectives.

The following table provides an overview of the changes in base salary for the Named Executive Officers from 2016 to 2017. These changes reflect market adjustments intended to maintain the base salaries of our Named Executive Officers in line with the competitive market. The adjusted base salary amounts approximated the median of the Peer Group.

Executive Officer	Base Salary as of March 2016	Base Salary as of March 2017	Percentage Increase
Paul M. Rady	$833,000	$858,000	3%
Glen C. Warren, Jr.	$626,000	$645,000	3%
Alvyn A. Schopp	$419,000	$432,000	3%
Kevin J. Kilstrom	$419,000	$432,000	3%
Ward D. McNeilly	$379,000	$391,000	3%
Michael N. Kennedy	$364,000	$375,000	3%

Annual Cash Incentive Awards

Purpose and Operation

Annual cash incentive payments, which we also refer to as cash bonuses, are a key component of each Named Executive Officer’s annual compensation package. Historically, the Compensation Committee used an annual discretionary cash bonus. However, based on recommendations from F.W. Cook, the Compensation Committee implemented a formal annual incentive plan design beginning in fiscal 2014. This annual incentive plan is based on a balanced scorecard that is used to measure our performance.

As part of a more structured annual incentive program, we adopted bonus targets for each of the Named Executive Officers, expressed as a percentage of base salary. These targets, which were determined based on our compensation strategy of providing incentive compensation opportunities that are competitive with the market median, are listed below.

2017 Target
Bonus (as a %
Executive Officer	of base salary)
Paul M. Rady	120%
Glen C. Warren, Jr.	100%
Alvyn A. Schopp	85%
Kevin J. Kilstrom	85%
Ward D. McNeilly	85%
Michael N. Kennedy	80%

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Performance Metrics

For fiscal 2017 annual incentive compensation, the Compensation Committee selected financial, operational and strategic metrics that aligned with our business strategy and would lead to long-term shareholder value. The Compensation Committee then established relative weightings for each category of measure. The level of each weighting was intended to indicate the relative importance of management focus for the year. The Compensation Committee then established threshold, target and maximum bonus levels for each individual metric. No credit is provided if Antero fails to meet a minimum target with respect to a metric, 50% credit is provided if Antero meets the minimum target with respect to a metric, 100% credit is provided if Antero achieves the target with respect to a metric, and a maximum of 200% credit is provided if Antero meets or exceeds the maximum performance level with respect to a metric. Bonus levels between threshold, target and maximum are calculated using straight line interpolation.

The following table shows the results of the 2017 annual incentive program.

Performance	Weighting								Performance	Weighted
Category	Factor(1)	Selected Metric	Minimum	Target		Maximum	Actual		(% of Target)	Score
Financial	25%	EBITDAX (YE 2016 Strip) ($MM)(2)	1,440	1,544		1,640	1,557		114%	14%
		Net Debt / EBITDAX(2)	3.7x	3.5x		3.3x	3.1x		200%	25%
		TOTAL FINANCIAL SCORE								39%
Operational	35%	Net Production vs. Plan (Mcfe/d)	2,160	2,238		2,300	2,253		124%	6%
		Development Costs ($/Mcfe)(3)	$0.70	$0.65		$0.60	$0.53		200%	10%
		Cash Production Expense ($/Mcfe)(4)	$1.81	$1.74		$1.67	$1.69		171%	9%
		G&A Expense ($/Mcfe)(5)	$0.21	$0.19		$0.17	$0.18		150%	8%
		Capital Expenditures vs. Plan ($MM)(6)	$2,200	$2,100		$2,000	$2,041		121%	6%
		Drilling Rate of Return (%) at predrill commodity prices and actual costs	43%	53%		63%	50%		85%	4%
		Lost Time Incident Rate (LTIR)	0.30	0.10		0.08	0.03		200%	10%
		TOTAL OPERATIONAL SCORE								53%
Strategic	40%	Succession Planning			(7)			(7)	100%	10%
		Strategic Planning			(7)			(7)	100%	10%
		Safety Training and Contractor Management			(7)			(7)	100%	10%
		No Meaningful Environmental Incidents			(7)			(7)	100%	10%
		TOTAL STRATEGIC SCORE								40%
TOTAL	100%									132%
(1)	Equal weighting among performance metrics within each performance category.
(2)	Excludes $98 million EBITDAX impact from previously disclosed contractual disputes relating to natural gas sales contracts.
(3)	Represents well-by-well net capital costs divided by well-by-well net reserves for all company-operated wells completed in 2017.
(4)	Includes marketing revenues and expenses.
(5)	Excludes non-cash stock-based compensation.
(6)	Includes drilling and completion, leasehold acquisitions, water and midstream capital. Excludes proved property acquisitions and investments in unconsolidated affiliates.
(7)	Target for these items is at the discretion of the Compensation Committee, taking into account specific actions and plans incurred throughout the course of the year. The Compensation Committee determines the amount of progress in each case and considers the actions taken by management and the level of contribution to Antero’s overall success.

- 2018 Proxy Statement 32

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Additional Information Regarding Achievement of Performance Metrics in 2017

Financial

Antero met its target with respect to the “Financial” performance metrics by reaching both its EBITDAX and Net Debt/EBITDAX targets. Reductions in long-term debt as a result of our monetization program helped us exceed the Net Debt/EBITDAX target.

Operational

Overall, Antero exceeded target performance for all the “Operational” performance metrics. The production, development cost, cash production expense, and general and administrative expense metrics were positively affected by increased production, well cost reductions, and operational efficiency gains, including from longer lateral drilling, improved cycle times, and enhanced recoveries. Antero’s increased focus on controlling capital expenditures also contributed to superior performance in this category. Additionally, Antero substantially outperformed the LTIR target by continuing to focus on training and education and key safety policy changes.

Strategic

Antero met target performance for the “Strategic” performance category. This was primarily because management was able to focus on additional key aspects of Antero’s strategic initiatives while achieving the “Financial” and “Operational” performance targets. This included making key senior management hires to address succession planning, and implementing a plan to monetize over $1 billion of non-exploration and production assets in order to reduce our overall leverage. Additionally, we continued our strong focus on safety and environmental issues. In our safety program, we continually address training and contractor management. We had several initiatives that contributed directly to meeting our targets, including a Safety Leadership Program, which focuses on educating field managers on how to build a strong safety culture. We also initiated Field Safety Committees, increased contractor auditing, and instituted new safe workplace practices across all phases of our operations. In addition, Antero was very successful in managing environmental stewardship and regulatory compliance in our field operations. As a result of these efforts, Antero received minimal Notices of Violation and was not subject to any regulatory fines or penalties during 2017.

2017 Annual Incentive Program Payouts

The Compensation Committee evaluated the 2017 annual incentive scorecard and considered the factors noted above. In addition, the Compensation Committee considered Antero’s stock price performance during 2017 and other factors reflective of our shareholders’ experience. Although our actual performance indicated a payout calculation of 132%, the Compensation Committee determined that, in order to better align the 2017 Annual Incentive Program payouts with the interests of shareholders, those payouts should be reduced to 80% of target for Messrs. Rady and Warren and 100% of target for Messrs. Schopp, Kilstrom, McNeilly and Kennedy. The Compensation Committee elected to pay 2017 bonuses in March 2018 in the amounts shown below for the Named Executive Officers. There were no adjustments for individual performance.

		Performance		Committee
		Achievement Level	Unadjusted	Reduced Payout	Actual
	2017 Target	(Percentage of	2017 Bonus	(Percentage of	2017
Executive Officer	Bonus ($)	Target)	Result ($)	Target)	Bonus ($)
Paul M. Rady	1,029,600	132%	1,359,072	80%	823,680
Glen C. Warren, Jr.	645,000	132%	851,400	80%	516,000
Alvyn A. Schopp	367,200	132%	484,704	100%	367,200
Kevin J. Kilstrom	367,200	132%	484,704	100%	367,200
Ward D. McNeilly	332,350	132%	438,702	100%	332,350
Michael N. Kennedy	300,000	132%	396,000	100%	300,000

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We are aware that equity prices for E&P companies remain depressed. Therefore, we believe that, with the Compensation Committee’s adjustments to the annual incentive payouts, the results of our annual incentive program are appropriate. Payments under the annual incentive plan will help us to retain and reward the executive team that is responsible for our success. We also believe that, with the adjustments discussed above, the 2017 annual incentive payouts are better aligned with the interests of our shareholders.

Long-Term Equity-Based Incentive Awards

Long-Term Incentive Awards Granted in 2017

For 2017, the Compensation Committee adjusted our approach for equity-based awards to include a combination of performance share units (weighted 75%) and restricted stock units (weighted 25%) granted under the Antero Resources Corporation Long-Term Incentive Plan (the “AR LTIP”). The Compensation Committee believed this allocation struck the appropriate balance between performance-based equity awards and time-based equity awards that would help us attract and retain top executive talent. However, for 2018, 100% of the long-term equity-based incentive awards for our Named Executive Officers will be performance-based.

The restricted stock units granted in 2017 vest ratably over a period of four years, subject to continued employment with Antero. The performance share units awarded in 2017 will be earned, if at all, based upon Antero’s three-year TSR performance measured against the Peer Group. In order to achieve a payout under the performance share unit awards, our TSR performance relative to the Peer Group over the performance period must rank at or above the 30th percentile for a threshold payout, the 55th percentile for a target payout, or the 80th percentile for the maximum payout. The payout will be determined as follows:

	Relative TSR	Performance
Performance Level	Percentile Ranking	Payout%*
Maximum	80%	200%
Target	55%	100%
Threshold	30%	50%
*	Regardless of our relative ranking, if our TSR is negative for the performance period, the number of performance share units earned will not exceed 100% of target. If our relative TSR percentile ranking falls between performance levels, the performance payout percentage will be determined by linear interpolation between such performance levels.

Status of Outstanding Performance-Based Long-Term Incentives

Since the performance-based incentive awards granted in 2016 and 2017 each have three-year performance periods, we are currently in the midst of two performance cycles. The table below shows our current standing for the performance periods in progress.

		Relative TSR Percentile Ranking
Performance		Performance	Performance
Period	Performance Measure	Level	Payout	Current Performance Status
April 2016–April 2019	Three-year relative TSR performance	Maximum:	80%	As of December 31, 2017, actual performance is projected to be below threshold. Results will be certified by the Compensation Committee in April 2019.
		Target:	55%
		Threshold:	30%
		Below Threshold:	0%
April 2017–April 2020	Three-year relative TSR performance	Maximum:	80%	As of December 31, 2017, actual performance is projected to be below threshold. Results will be certified by the Compensation Committee in April 2020.
		Target:	55%
		Threshold:	30%
		Below Threshold:	0%

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Antero Midstream Phantom Units

Our Named Executive Officers spend a portion of their time providing services to Antero Midstream Partners LP (the “Partnership”), and thus are entitled to receive grants of equity-based awards under the Partnership’s Long Term Incentive Plan (the “Midstream LTIP”). In November 2014, each of our Named Executive Officers was granted phantom units under the Midstream LTIP in connection with the Partnership’s initial public offering. In April 2016 and 2017, each of our Named Executive Officers was granted additional phantom units under the Midstream LTIP as compensation for their additional services provided to the Partnership.

Twenty-five percent of those phantom units will become vested on each of the first four anniversaries of the grant date so long as the executive remains continuously employed by us until the applicable vesting date. Phantom units granted under the Midstream LTIP generally represent the right to receive common units of the Partnership upon vesting. For a further discussion of the vesting terms and other restrictions applicable to the phantom units, see the discussion under the heading “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Phantom Unit Awards” below.

Other Benefits

Health and Welfare Benefits

Our Named Executive Officers are eligible to participate in all of our employee health and welfare benefit arrangements on the same basis as other employees (subject to applicable law). These arrangements include medical, dental and disability insurance, as well as health savings accounts. We provide these benefits in order to ensure that we can competitively attract and retain officers and other employees. This is a fixed component of compensation, and these benefits are provided on a non-discriminatory basis to all employees.

Retirement Benefits

We maintain an employee retirement savings plan through which employees may save for retirement or future events on a tax-advantaged basis. Participation in the 401(k) plan is at the discretion of each individual employee, and our Named Executive Officers participate in the plan on the same basis as all other employees. The plan permits Antero to make discretionary matching and non-elective contributions. Since January 1, 2014, Antero has matched 100% of the first 4% of eligible compensation that employees contribute to the plan. These matching contributions are immediately fully vested.

Perquisites and Other Personal Benefits

We believe the total mix of compensation and benefits provided to our Named Executive Officers is currently competitive. Therefore, perquisites do not play a significant role in our Named Executive Officers’ total compensation.

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2018 Compensation Decisions

2018 Base Salaries

In February 2018, after comparing base salary levels to those of similarly situated executives in the Peer Group, and considering the individual and business factors described above, Messrs. Rady and Warren recommended to the Compensation Committee that the Named Executive Officers other than themselves receive 3% base salary increases, as reflected in the table below. The Compensation Committee approved this recommendation.

	Base Salary as of	Base Salary as of	Percentage
Named Executive Officer	March 2017	March 2018	Increase
Paul M. Rady	$858,000	$858,000	0%
Glen C. Warren, Jr.	$645,000	$645,000	0%
Alvyn A. Schopp	$432,000	$444,960	3%
Kevin J. Kilstrom	$432,000	$444,960	3%
Ward D. McNeilly	$391,000	$402,730	3%
Michael N. Kennedy	$375,000	$386,250	3%

Changes to 2018 Annual Incentive Plan

For 2018, based on the feedback received from our shareholders in connection with Antero’s outreach program, the Compensation Committee decided to alter the structure of our annual incentive program. We believe the new, simplified design of the annual incentive program implemented for 2018 will provide a more transparent bonus structure with more objectively determinable payouts. We also believe the new structure is more consistent with our shareholders’ investment experience.

		Approximate
Selected Metrics		Weighting
1.	Debt-Adjusted Net Production Growth per Share(1)	25%
2.	Net Debt/EBITDAX(2)	25%
3.	Free Cash Flow(3)	25%
4.	Safety and Environmental(4)	25%
		100%

The Compensation Committee selected the four metrics described below for the 2018 fiscal year under our annual incentive plan. These metrics, which were specifically chosen for their importance in supporting the strategic initiatives we have established for 2018, are weighted equally in calculating annual bonuses.

(1)	Debt-Adjusted Net Production Growth per Share
Definition. Annual production volumes divided by debt-adjusted shares. Debt-adjusted shares represent current shares outstanding plus the quotient of total debt at year-end 2018, divided by the weighted average share price during 2018.
Rationale. Production volumes are critical to our profitability. Measuring those volumes on a debt-adjusted per-share basis motivates management to produce those volumes in a capital-efficient manner.
(2)	Net Debt/EBITDAX
Definition. Year-end 2018 net debt divided by 2018 full-year adjusted EBITDAX.
Rationale. Managing the balance sheet leverage is essential for growing the business efficiently. Net Debt/EBITDAX is a key debt coverage ratio that motivates management to minimize debt relative to cash flow.
(3)	Free Cash Flow
Definition. Stand-alone E&P adjusted operating cash flow, less stand-alone E&P drilling and completion capital, less land maintenance capital.
Rationale. Measuring and rewarding Free Cash Flow directly supports our go-forward strategy of sustainable free cash flow growth by motivating management to optimize operating cash flow relative to upstream capital budgets.

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(4)	Safety and Environmental
Definition. Antero will measure performance in the Safety and Environmental performance category through several lagging indicators:
•	LTIR. This metric refers to the number of lost time injuries (i.e., work-related injuries that result in an employee being unable to perform normal work duties the work day following the injury event). LTIR is calculated first by multiplying the total number of lost time injuries by 200,000, and then dividing that product by the number of labor hours for the recording period.
•	TRIR. This metric refers to the number of OSHA-recordable injuries/illnesses (i.e., work-related injuries/illnesses that result in medical intervention beyond first aid). TRIR is calculated first by multiplying the total number of recordable injuries/illnesses by 200,000, and then dividing that product by the number of labor hours for the recording period.
•	Environmental. Performance with respect to this metric is attained if there are no major environmental-related Notices of Violation (fines not exceeding $100,000) occurring during the measurement period.
In addition, Antero will monitor several leading indicators in determining performance for the Safety and Environmental performance category. Leading indicators are proactive, preventative and predictive measures that provide current information regarding the effective performance, activities and processes of a Safety and Environmental system that may help identify, eliminate or control risks in the workplace. Management will review the progress of each leading indicator throughout 2018 and assess if performance was adequate in light of Antero’s operation. These leading indicators include: HSSE training, Operational Safety Steering Team activities, Corrective Action/Preventative Action closeout, Environmental Compliance Audit Score, Operational Risk Register Reviews, and Field Safety Committee meeting compliance.
Rationale. Maintaining a safe work environment and sustainable environmental record is critical to the success of the business and execution of our strategy. Measuring safety and environmental metrics motivates all participants to maintain focus on these metrics.

2018 AR LTIP Grants

Based on feedback received from our shareholders in connection with our outreach program, the Compensation Committee adjusted our compensation philosophy with respect to long-term equity-based awards to better reflect our shareholders’ investment experience in Antero. Specifically, equity awards granted in 2018 will target the market 50th percentile of the Peer Group, resulting in a reduced grant value for each Named Executive Officer. The performance metrics applicable to long-term equity-based awards granted in 2018 will include absolute TSR, with a relative TSR modifier, and return on capital employed. Effective for 2018, all long-term incentive awards for our Named Executive Officers will be in the form of performance-based equity.

Other Matters

Employment, Severance or Change-in-Control Agreements

We do not maintain any employment, severance or change-in-control agreements with any of our Named Executive Officers.

As discussed below under “Potential Payments Upon a Termination or a Change in Control,” any of Messrs. Rady, Warren, Schopp, Kilstrom, McNeilly or Kennedy could be entitled to receive accelerated vesting of his restricted stock units in Antero, Series B Units in Antero IDR Holdings LLC (“IDR LLC”), or phantom units in the Partnership, as applicable, that remain unvested upon his termination of employment with us under certain circumstances or upon the occurrence of certain corporate events.

Stock Ownership Guidelines

Under our stock ownership guidelines adopted in 2013, our executive officers are required to own a minimum number of shares of our common stock within five years of the adoption of the guidelines, or within five years of becoming an executive officer, whichever is later. Specifically, each of our executive officers is required to own shares of our common stock having an aggregate fair market value equal to at least a designated multiple of the executive officer’s base salary, as shown below.

Officer Level	Ownership Guideline
Chief Executive Officer, President, and Chief Financial Officer	5x annual base salary
Vice President	3x annual base salary
Other Officers (if applicable)	1x annual base salary

- 2018 Proxy Statement 37

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These stock ownership guidelines are designed to align our executive officers’ interests more closely with those of our shareholders.

The chart below shows the significant levels of stock ownership of our Named Executive Officers and the ratio of their ownership to their respective base salaries. We believe the high level of ownership demonstrates significant alignment with our shareholders.

Ratio of Stock Ownership Value to Base Salary

Shares directly and beneficially owned by our Named Executive Officers count towards satisfaction of our stock ownership guidelines. Vested and unvested stock options, unvested restricted stock units, and other conditional equity-based awards (including performance-based awards) do not count towards satisfaction of our stock ownership guidelines. However, for purposes of the chart above, unvested restricted stock units held by our Named Executive Officers are included.

Tax and Accounting Treatment of Executive Compensation Decisions

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), generally imposes a $1 million limit on the amount of compensation paid to “covered employees” (as defined in Section 162(m)) that a public corporation may deduct for federal income tax purposes in any year. During 2017, the Code provided an exception to the Section 162(m) deduction limitation for “performance-based compensation” within the meaning of the Code and the applicable Treasury Regulations. At our 2013 Annual Meeting, our shareholders approved the material terms of the AR LTIP so that we could grant qualified performance-based compensation if determined by the Compensation Committee to be in our best interest and in the best interest of our shareholders. During 2017, the Compensation Committee designed and administered our executive compensation program with the intent that certain portions of the compensation paid to our Named Executive Officers would qualify as performance-based compensation under Section 162(m).

The “Tax Cuts and Jobs Act,” enacted in 2017, repealed the performance-based compensation exception to the Section 162(m) deduction limitation for tax years beginning after December 31, 2017. In addition, the Tax Cuts and Jobs Act generally expanded the scope of who is considered a “covered employee.” With these changes, beginning in 2018, compensation paid to certain of our executives will be subject to the $1 million per year deduction limitation imposed by Section 162(m) unless such compensation qualifies for the transition relief applicable to certain compensation arrangements in place as of November 2, 2017. While we will continue to monitor our compensation programs in light of the deduction limitation imposed by Section 162(m), our Compensation Committee considers it important to retain the flexibility to design compensation programs that are in the best long-term interests of Antero and our shareholders. As a result, we have not adopted a policy requiring that all compensation be deductible. The Compensation Committee may

- 2018 Proxy Statement 38

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conclude that paying compensation at levels that are subject to limits under Section 162(m) is nevertheless in the best interests of Antero and our shareholders. Given changes made to Section 162(m), it is likely that Antero will not be able to deduct for federal income tax purposes a portion of the compensation paid to our Named Executive Officers in 2018.

Many other Code provisions and accounting rules affect the payment of executive compensation and are generally taken into consideration as our compensation arrangements are developed. Our goal is to create and maintain compensation arrangements that are efficient, effective and in full compliance with these requirements.

Risk Assessment

We have reviewed our compensation policies and practices to determine if they create risks that are reasonably likely to have a material adverse effect on Antero. In connection with this risk assessment, we reviewed the design of our compensation and benefits program and related policies and determined that certain features of our programs and corporate governance generally help mitigate risk. Among the factors considered were the mix of cash and equity compensation, the balance between short- and long-term objectives of our incentive compensation, the degree to which programs provide for discretion to determine payout amounts, and our general governance structure.

Our Compensation Committee believes that our approach of evaluating overall business performance and implementation of company objectives assists in mitigating excessive risk-taking that could harm our value or reward poor judgment by our executives. Several features of our programs reflect sound risk-management practices.

•	The Compensation Committee believes our overall compensation program provides a reasonable balance between short- and long-term objectives, which helps mitigate the risk of excessive risk-taking in the short term.

•	The metrics that determine ultimate value awarded under our incentive compensation programs are associated with total company value. We do not believe these metrics create pressure to meet specific financial or individual performance goals.

•	The performance criteria reviewed by the Compensation Committee in determining cash bonuses are based on overall individual performance relative to continually evolving objectives, and the Compensation Committee uses its subjective judgment in setting bonus levels for our officers. This is consistent with the Compensation Committee’s belief that applying company-wide objectives encourages decision-making that is in the best long-term interests of Antero and our stakeholders as a whole.

•	The multi-year vesting of our equity awards discourages excessive risk-taking and undue focus on short-term gains that may not be sustainable.

Due to the foregoing program features, the Compensation Committee concluded that our compensation policies and practices for all employees, including our Named Executive Officers, are not reasonably likely to have a material adverse effect on Antero.

Tally Sheets

The Compensation Committee uses tally sheets as a reference point in reviewing and establishing our Named Executive Officers’ compensation. The tally sheets provide a holistic view of all material elements of our Named Executive Officers’ compensation and also show the amounts each executive could potentially receive under various termination and change in control scenarios.

Hedging Prohibitions

Our Insider Trading Policy prohibits our Named Executive Officers from engaging in speculative transactions involving our common stock, including buying or selling puts or calls, short sales, purchases of securities on margin, or otherwise hedging the risk of ownership of our common stock.

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Clawback Policy

We have adopted a general clawback policy covering long-term incentive award plans and arrangements. The clawback policy applies to our current Named Executive Officers as well as certain of our former Named Executive Officers. Generally, recoupment of compensation would be triggered under the policy in the event of a financial restatement caused by fraud or intentional misconduct. In the event of such misconduct, we may recoup performance-based equity compensation that was granted, earned or vested based wholly or in part upon the attainment of any financial reporting measure during the period in which such misconduct took place. The clawback policy gives the policy administrator discretion to determine whether a clawback of compensation should be initiated in any given case, as well as the discretion to make other determinations, including whether a covered individual’s conduct meets a specified standard, the amount of compensation to be clawed back, and the form of reimbursement to Antero.

In order to comply with applicable law, the clawback policy may be updated or modified once the SEC adopts final clawback rules pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. In addition, the AR LTIP generally provides that, to the extent required by applicable law or any applicable securities exchange listing standards, or as otherwise determined by the Compensation Committee, all awards under the AR LTIP are subject to the provisions of any clawback policy Antero implements.

Compensation Committee Report

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in such filing.

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee Members:

Robert J. Clark, Chairman
Benjamin A. Hardesty
James R. Levy

- 2018 Proxy Statement 40

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EXECUTIVE COMPENSATION TABLES

The following table summarizes, with respect to our Named Executive Officers, information relating to the compensation earned for services rendered in all capacities during the fiscal years ended December 31, 2017, 2016, and 2015.

Summary Compensation Table for the Years Ended December 31, 2017, 2016, and 2015

				Stock	Option		All Other
Name and		Salary	Bonus	Awards	Awards		Compensation	Total
Principal Position	Year	($)(1)	($)(2)	($)(3)	($)		($)(4)	($)
Paul M. Rady (Chairman of the Board of Directors and Chief Executive Officer)	2017	853,833	823,680	8,240,720	—		6,983	9,925,217
	2016	831,667	1,249,500	8,185,133	—	(5)	10,600	10,276,900
	2015	820,833	990,000	6,000,009	1,474,000	(6)	10,600	9,295,442
Glen C. Warren, Jr. (Director, President and Chief Financial Officer and Secretary)	2017	641,833	516,000	5,493,827	—		10,800	6,662,461
	2016	625,000	782,500	5,456,802	—	(5)	10,600	6,874,902
	2015	616,667	620,000	3,999,992	982,672	(6)	10,600	6,229,931
Alvyn A. Schopp (Chief Administrative Officer and Sr. Regional Vice President)	2017	429,833	367,200	2,032,733	—		6,418	2,836,185
	2016	418,333	445,188	12,805,262	—		10,600	13,679,383
	2015	412,500	352,750	1,500,013	368,500	(6)	10,600	2,644,363
Kevin J. Kilstrom (Sr. Vice President—Production)	2017	429,833	367,200	2,032,733	—		8,553	2,838,320
	2016	418,333	445,188	6,739,263	—		10,600	7,613,384
	2015	412,500	352,750	1,500,013	368,500	(6)	10,600	2,644,363
Ward D. McNeilly (Sr. Vice President—Reserves, Planning and Midstream)	2017	389,000	332,350	2,032,733	—		10,800	2,764,884
	2016	378,333	402,688	6,739,263	—		10,600	7,530,884
	2015	372,500	300,000	1,349,995	331,650	(6)	10,600	2,364,745
Michael N. Kennedy (Sr. Vice President—Finance, and Chief Financial Officer of the Partnership)	2017	373,167	300,000	2,032,733	—	(5)	10,800	2,716,700
	2016	363,333	364,000	2,021,264	—		9,680	2,758,277
	2015	358,333	288,000	3,439,439	368,500	(6)	10,600	4,464,872
(1)	The amounts in this column may differ from those reported above under “Compensation Discussion and Analysis—Elements of Direct Compensation—Base Salaries” due to the fact that adjustments to the base salaries of our Named Executive Officers for the 2016 and 2017 fiscal years took effect on March 1, 2016, and March 1, 2017, respectively.
(2)	Represents the aggregate amount of the annual discretionary cash bonuses paid to each Named Executive Officer.
(3)	The amounts in this column represent the grant date fair value of (i) restricted stock unit awards and performance share unit awards granted to the Named Executive Officers pursuant to the AR LTIP and (ii) phantom units (which include Midstream DERs, as discussed in “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Phantom Unit Awards” below) granted to the Named Executive Officers pursuant to the Midstream LTIP, each as computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC”) Topic 718. See Note 9 to our consolidated financial statements for additional detail regarding assumptions underlying the value of these equity awards.
(4)	The amounts in this column represent the amount of Antero’s 401(k) match for fiscal 2015, 2016 and 2017 for each participating Named Executive Officer.
(5)	In December 2016, Messrs. Rady and Warren were each issued Series B Units in IDR LLC, two-thirds of which were unvested as of December 31, 2017. Mr. Kennedy was granted Series B Units in IDR LLC on January 10, 2017, two-thirds of which were unvested as of December 31, 2017. As discussed below under the heading “Payments Upon Termination or Change in Control—Series B Units in IDR LLC,” the Series B Units in IDR LLC are intended to constitute “profits interests” for federal tax purposes. Accordingly, if IDR LLC had been liquidated as of the date these Series B Units were granted, Messrs. Rady, Warren and Kennedy would not have been entitled to receive any distributions with respect to such Series B Units. Please see “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Series B Units in IDR LLC” for more information regarding the Series B Units in IDR LLC.
(6)	These amounts reflect the grant date fair value of stock option awards granted to our Named Executive Officers pursuant to the AR LTIP in April 2015, computed in accordance with FASB ASC Topic 718. See Note 9 to our consolidated financial statements for additional detail regarding assumptions underlying the value of these equity awards.

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Grants of Plan-Based Awards for Fiscal Year 2017

		Number of Shares of Stock or Units			Number of
		(#)(1)			Securities	Exercise of Base	Grant Date Fair
					Underlying	Price of Option	Value of Stock and
	Grant	Threshold	Target	Maximum	Options	Awards	Option Awards
Name	Date	(#)	(#)	(#)	(#)	($/Sh)	($)(2)
Paul M. Rady
Restricted Stock Units	4/15/17		59,497		—	—	1,312,504
Performance Share Units(3)	4/15/17	89,245	178,490	356,980	—	—	4,678,223
Phantom Units	4/15/17		69,380		—	—	2,249,993
Glen C. Warren, Jr.
Restricted Stock Units	4/15/17		39,665		—	—	875,010
Performance Share Units(3)	4/15/17	59,497	118,994	237,988	—	—	3,118,833
Phantom Units	4/15/17		46,253		—	—	1,499,984
Alvyn A. Schopp
Restricted Stock Units	4/15/17		14,676		—	—	323,753
Performance Share Units(3)	4/15/17	22,014	44,028	88,056	—	—	1,153,974
Phantom Units	4/15/17		17,114		—	—	555,006
Kevin J. Kilstrom
Restricted Stock Units	4/15/17		14,676		—	—	323,753
Performance Share Units(3)	4/15/17	22,014	44,028	88,056	—	—	1,153,974
Phantom Units	4/15/17		17,114		—	—	555,006
Ward D. McNeilly
Restricted Stock Units	4/15/17		14,676		—	—	323,753
Performance Share Units(3)	4/15/17	22,014	44,028	88,056	—	—	1,153,974
Phantom Units	4/15/17		17,114		—	—	555,006
Michael N. Kennedy
Restricted Stock Units	4/15/17		14,676		—	—	323,753
Performance Share Units(3)	4/15/17	22,014	44,028	88,056	—	—	1,153,974
Phantom Units	4/15/17		17,114		—	—	555,006
Series B Units in IDR LLC(4)	1/10/17				4,000	N/A (4)	N/A (4)
(1)	The equity awards that are disclosed in this Grants of Plan-Based Awards for Fiscal Year 2017 table are restricted stock unit awards and performance share units of Antero granted under the AR LTIP on April 15, 2017, and phantom unit awards of the Partnership granted under the Midstream LTIP on April 15, 2017.
(2)	The amounts in this column represent the grant date fair value of (i) restricted stock unit awards and performance share unit awards granted to the Named Executive Officers pursuant to the AR LTIP and (ii) phantom units (which include Midstream DERs) granted to the Named Executive Officers pursuant to the Midstream LTIP, each as computed in accordance with FASB ASC Topic 718. See Note 9 to our consolidated financial statements for additional detail regarding assumptions underlying the value of these equity awards.
(3)	The performance share unit awards granted on April 15, 2017, are earned (or not) based upon our three-year total shareholder return performance as measured against a peer group of comparable E&P companies. Pursuant to these performance share unit awards, our Named Executive Officers are eligible to receive threshold, target and maximum payouts of 50%, 100% and 200%, respectively, of the target amount of performance share units awarded. In order to achieve threshold, target and maximum payouts under the performance share awards, Antero’s total shareholder return performance relative to the designated peer group over the performance period must rank at or above the 30th percentile, 55th percentile or 80th percentile, respectively. Regardless of our ranking, if Antero’s total shareholder return is negative for the performance period, performance share units earned will not exceed 100% of target. If Antero’s total shareholder return over the performance period ranks below the threshold performance level, all of the performance share units will be forfeited.
(4)	The Series B Units in IDR LLC granted to Mr. Kennedy on January 10, 2017, are not traditional options; therefore, there is no exercise price associated with them. In addition, as discussed below under the heading “Payments Upon Termination or Change in Control—Series B Units in IDR LLC,” the Series B Units in IDR LLC issued to Mr. Kennedy are intended to constitute “profits interests” for federal tax purposes. Accordingly, if IDR LLC had been liquidated as of the date these Series B Units were granted, Mr. Kennedy would not have been entitled to receive any distributions with respect to such Series B Units.

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Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

The following is a discussion of material factors necessary to an understanding of the information disclosed in the Summary Compensation Table and the Grants of Plan-Based Awards for Fiscal Year 2017 table.

Restricted Stock Unit Awards and Performance Share Units

The Compensation Committee granted restricted stock unit awards and performance share unit awards under the AR LTIP to each of our Named Executive Officers in April 2017. The restricted stock unit awards will vest pro rata on each of the first four anniversaries of the date of grant. The performance share unit awards will be earned based upon our relative three-year total shareholder return. In each case, the applicable Named Executive Officer must remain continuously employed by us from the grant date through the applicable vesting date. All of the restricted stock units and performance share unit awards will also vest in full upon a termination of a Named Executive Officer’s employment due to his death or disability.

Vested restricted stock units (less any restricted stock units withheld to satisfy applicable tax withholding obligations) will be settled through the issuance of common stock within 30 days following the vesting date. Named Executive Officers holding unvested restricted stock units are entitled to receive dividend equivalent right credits (the “AR DERs”), if any, equal to cash distributions paid in respect of a share of our common stock. The AR DERs will be paid in cash within 30 days following the vesting of the associated restricted stock units, or, if applicable, will be forfeited at the same time the associated restricted stock units are forfeited. The potential acceleration and forfeiture events related to these restricted stock units are described in greater detail under the heading “Potential Payments Upon Termination or Change in Control” below.

Phantom Unit Awards

On April 15, 2017, the board of directors of the general partner of the Partnership granted phantom units under the Midstream LTIP to each of our Named Executive Officers in connection with Antero’s annual compensation program to recognize the Named Executive Officers’ contributions to the operations of the Partnership. The phantom unit awards granted to each Named Executive Officer will vest, in four equal installments, on each of the first four anniversaries of the grant date so long as the applicable Named Executive Officer remains continuously employed by us from the grant date through the applicable vesting date. All of the phantom units granted to a Named Executive Officer will become fully vested immediately if such Named Executive Officer’s employment terminates due to death or disability or the consummation of a change in control (as defined in the Midstream LTIP). Vested phantom units (less any phantom units withheld to satisfy applicable tax withholding obligations) will be settled through the issuance of common units within 30 days following the vesting date. Named Executive Officers holding unvested phantom units are entitled to receive distribution equivalent right credits (the “Midstream DERs”) equal to cash distributions paid in respect of a common unit of the Partnership. The Midstream DERs will be paid in cash within 30 days following the vesting of the associated phantom units, or, if applicable, will be forfeited at the same time the associated phantom units are forfeited. The potential acceleration and forfeiture events relating to these phantom units are described in greater detail under the heading “Potential Payments Upon Termination or Change in Control” below.

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Series B Units in IDR LLC

IDR LLC was formed to hold 100% of the Partnership’s IDRs. As of December 31, 2017, Messrs. Rady, Warren and Kennedy held 48,000, 32,000 and 4,000, respectively, of the 98,600 outstanding Series B Units in IDR LLC. To the extent vested, the Series B Units in IDR LLC entitle the holders thereof to receive, subject to the terms and provisions of the limited liability company agreement of IDR LLC (the “IDR LLC Agreement”) and the incentive unit award agreements pursuant to which the awards were granted, a proportionate amount of up to 6% of any future profits of IDR LLC that result from any distributions on the Partnership’s IDRs that are held by IDR LLC in excess of $7.5 million per quarter. Unvested Series B Units in IDR LLC are not entitled to receive any distributions. However, if there is a distribution on the Partnership’s IDRs following the date an unvested Series B Unit in IDR LLC becomes vested, the holder of such vested Series B Unit in IDR LLC is entitled to receive an amount equal to the aggregate distributions that would have been made with respect to a vested Series B Unit in IDR LLC during the period in which such Series B Unit was unvested.

With respect to vested Series B Units in IDR LLC, Messrs. Rady, Warren and Kennedy have the right, upon delivery of notice to IDR LLC, to require IDR LLC to redeem all or a portion of their vested Series B Units for a number of newly-issued AMGP common shares, equal to the quotient determined by dividing (a) the product of (i) the Per Vested B Unit Entitlement (as defined below) and (ii) the number of vested Series B Units being redeemed, by (b) the volume-weighted average price of an AMGP common share for the 20 trading days ending on and including the trading day prior to the date of such notice (the “AMGP VWAP Price”). However, in no event will the aggregate number of AMGP common shares issued by AMGP pursuant to all such redemptions by owners of Series B Units exceed 6% of the aggregate number of issued and outstanding AMGP common shares.

For purposes of the redemption right described above, the “Per Vested B Unit Entitlement” is calculated in accordance with the IDR LLC Agreement, and will equal, as of the date of determination, the quotient obtained by dividing (a) the product of (i) the fair market value of IDR LLC (which for this purpose is based on the equity value of AMGP calculated on the applicable date of determination by multiplying the AMGP VWAP Price and the number of then-outstanding AMGP common shares) minus $2.0 billion and (ii) the product of (A) 6%, (B) the percentage of authorized Series B Units that are outstanding at such time and (C) the percentage of outstanding Series B Units that have vested, by (b) the total number of vested Series B Units outstanding at such time. In addition, upon the earliest to occur of (x) December 31, 2026, (y) a change of control transaction of AMGP or of IDR LLC, or (z) a liquidation of IDR LLC, AMGP may redeem each outstanding Series B Unit in exchange for AMGP common shares in accordance with the ratio described above, subject to certain limitations.

The remaining unvested Series B Units in IDR LLC issued to Messrs. Rady and Warren on December 31, 2016, and to Mr. Kennedy on January 10, 2017, will become vested in two equal installments on December 31 of each of 2018 and 2019, so long as the applicable executive remains continuously employed by us or one of our affiliates through each vesting date. The potential acceleration and forfeiture events relating to these units are described in greater detail under the heading “Potential Payments Upon Termination or Change of Control” below.

Liquidation of Antero Resources Investment LLC and Antero Resources Employee Holdings LLC

Certain reorganization transactions were effected (the “Reorganization”) in connection with the initial public offering of Antero Midstream GP LP (“AMGP”), the sole member of the general partner of the Partnership, on May 3, 2017. As part of the Reorganization, Antero Resources Investment LLC (“Antero Investment”) liquidated and distributed the cash proceeds it received from the AMGP initial public offering, along with its remaining common shares in AMGP, to its members on a pro rata basis. Antero Resources Employee Holdings LLC (“Holdings”), which held a direct membership interest in Antero Investment, also liquidated as part of the Reorganization, and received its proportionate share of the cash proceeds and common shares in AMGP distributed by Antero Investment. Our Named Executive Officers received a portion of these proceeds and common shares in AMGP on a pro rata basis in respect of their units in Holdings at the time of its liquidation.

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Outstanding Equity Awards at 2017 Fiscal Year-End

The following table provides information concerning equity awards that have not vested for our Named Executive Officers as of December 31, 2017.

	Option Awards(1)					Stock Awards(6)
	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised	Option			Number of Units	Market Value of
	Options	Options	Exercise	Option		That Have Not	Units That Have
	Unexercisable	Exercisable	Price	Expiration		Vested	Not Vested
Name	(#)(2)	(#)	($)	Date		(#)(7)	($)(8)
Paul M. Rady
Restricted Stock Units	—	—	—	—		215,878	4,101,687
Performance Share Units	—	—	—	—		253,005	4,807,101
Phantom Units	—	—	—	—		170,346	4,946,841
Stock Options(3)	50,000	50,000	50.00	4/15/2025
Series B Units in IDR LLC(4)	32,000	16,000	N/A (5)	N/A	(5)
Glen C. Warren, Jr.
Restricted Stock Units	—	—	—	—		143,920	2,734,471
Performance Share Units	—	—	—	—		168,671	3,204,755
Phantom Units	—	—	—	—		113,564	3,297,891
Stock Options(3)	33,333	33,334	50.00	4/15/2025
Series B Units in IDR LLC(4)	21,333	10,667	N/A (5)	N/A	(5)
Alvyn A. Schopp
Restricted Stock Units	—	—	—	—		217,837	4,138,898
Performance Share Units	—	—	—	—		196,083	3,725,580
Phantom Units	—	—	—	—		41,473	1,204,361
Stock Options(3)	12,500	12,500	50.00	4/15/2025
Kevin J. Kilstrom
Restricted Stock Units	—	—	—	—		142,837	2,713,898
Performance Share Units	—	—	—	—		121,278	2,304,274
Phantom Units	—	—	—	—		41,473	1,204,361
Stock Options(3)	12,500	12,500	50.00	4/15/2025
Ward D. McNeilly
Restricted Stock Units	—	—	—	—		133,340	2,533,455
Performance Share Units	—	—	—	—		121,375	2,306,121
Phantom Units	—	—	—	—		41,473	1,204,361
Stock Options(3)	11,250	11,250	50.00	4/15/2025
Michael N. Kennedy
Restricted Stock Units	—	—	—	—		105,030	1,995,567
Performance Share Units	—	—	—	—		62,750	1,192,246
Phantom Units	—	—	—	—		39,973	1,160,801
Stock Options(3)	12,500	12,500	50.00	4/15/2025
Stock Options	—	60,000	54.15	10/16/2023
Series B Units in IDR LLC(4)	2,667	1,333	N/A (5)	N/A	(5)
(1)	The equity awards that are disclosed under Option Awards are (i) stock option awards granted under the AR LTIP and (ii) for Messrs. Rady, Warren and Kennedy, Series B Units in IDR LLC that are intended to constitute profits interests for federal tax purposes rather than traditional option awards.
(2)	Awards reflected as “Unexercisable” are Series B Units in IDR LLC and stock option awards that have not yet vested.

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(3)	One-half of the unvested stock option awards reflected in this row will become vested and exercisable on each of April 15, 2018, and April 15, 2019, so long as the applicable Named Executive Officer remains continuously employed by us or one of our affiliates through each such date.
(4)	For Messrs. Rady, Warren and Kennedy, one-half of the unvested Series B Units in IDR LLC reflected in this row will become vested and exercisable on each of December 31, 2018, and December 31, 2019, so long as the applicable Named Executive Officer remains continuously employed by us or one of our affiliates through each such date.
(5)	These equity awards are not traditional options and, therefore, there is no exercise price or expiration date associated with them.
(6)	The equity awards that are disclosed under the Stock Awards columns consist of the following awards granted under the AR LTIP: (i) restricted stock units, (ii) performance share units, and (iii) performance share units granted as special retention awards to Messrs. Schopp, Kilstrom and McNeilly in February 2016 for which the applicable stock price hurdle has been achieved. This Stock Awards column also includes phantom units granted under the Midstream LTIP.
(7)	Except as otherwise provided in the applicable award agreement, (1) 2016 restricted stock unit awards will vest on April 15 of each of 2018, 2019 and 2020, (2) 2015 restricted unit awards will vest on April 15 of each of 2018 and 2019, (3) the restricted stock units granted in 2014 to Messrs. Schopp, Kilstrom, and McNeilly will vest on April 1, 2018, (4) phantom units granted in 2016 will vest on April 15 of each of 2018, 2019 and 2020, (5) the phantom units granted in 2014 will vest on November 12, 2018, (6) performance share unit awards granted in 2016 will vest following the Compensation Committee’s determination of our relative three-year total shareholder return achievement for the performance period ending April 15, 2019, and (7) one-half of remaining unvested portion of the 2016 performance share units granted as special retention awards to Messrs. Schopp, Kilstrom and McNeilly for which the applicable stock price hurdle has been achieved vested on February 8, 2018, and the final unvested installment of such awards will vest on February 8, 2019, so long as the applicable Named Executive Officer remains continuously employed by us from the grant date through such vesting date.
(8)	The amounts reflected in this column represent the market value of (i) common stock underlying the restricted stock unit awards granted to the Named Executive Officers, computed based on the closing price of our common stock on December 31, 2017, which was $19.00 per share, (ii) common stock underlying the target number of performance share units granted to the Named Executive Officers, computed in accordance with FASB ASC Topic 718, and (iii) common units of the Partnership underlying the phantom unit awards granted to the Named Executive Officers, computed based on the closing price of the Partnership’s common units on December 31, 2017, which was $29.04 per unit. See Note 9 to our consolidated financial statements for additional detail regarding assumptions underlying the value of these equity awards.

Option Exercises and Stock Vested in Fiscal Year 2017

The following table provides information concerning equity awards that vested or were exercised by our Named Executive Officers during the 2017 fiscal year.

	Option Awards(1)		Stock Awards(2)
	Number of Shares	Value Realized on	Number of Shares	Value Realized on
	Acquired on Exercise	Exercise	Acquired on Vesting	Vesting
Name	(#)	($)	(#)(2)	($)(3)
Paul M. Rady
Restricted Stock Units	—	—	217,876	4,406,836
Phantom Units	—	—	65,655	1,887,752
Glen C. Warren, Jr.
Restricted Stock Units	—	—	145,302	2,938,891
Phantom Units	—	—	43,770	1,258,501
Alvyn A. Schopp
Restricted Stock Units	—	—	135,673	3,261,326
Phantom Units	—	—	16,119	462,379
Kevin J. Kilstrom
Restricted Stock Units	—	—	85,673	2,020,326
Phantom Units	—	—	16,119	462,379
Ward D. McNeilly
Restricted Stock Units	—	—	77,083	1,825,068
Phantom Units	—	—	16,119	462,379
Michael N. Kennedy
Restricted Stock Units	—	—	67,312	1,357,963
Restricted Stock Awards	—	—	3,750	75,338
Phantom Units	—	—	14,619	421,279

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(1)	There were no other stock option exercises during the 2017 fiscal year.
(2)	The equity awards that vested during the 2017 fiscal year disclosed under the Stock Awards columns consist of restricted stock units and restricted stock awards granted under the AR LTIP (including the vested portion of the performance share unit awards granted as special retention awards in February 2016 to Messrs. Schopp, Kilstrom and McNeilly) and phantom units granted under the Midstream LTIP.
(3)	The amounts reflected in this column represent the aggregate market value realized by each Named Executive Officer upon vesting of (i) the restricted stock unit awards and restricted stock awards held by such Named Executive Officer, computed based on the closing price of our common stock on the applicable vesting date, and (ii) the phantom unit awards held by such Named Executive Officer, computed based on the closing price of the Partnership’s common units on the applicable vesting date.

Pension Benefits

We do not provide pension benefits to our employees.

Nonqualified Deferred Compensation

We do not provide nonqualified deferred compensation benefits to our employees.

Payments Upon Termination or Change in Control

Restricted Stock Units, Phantom Units and Stock Options

Any unvested restricted stock units, unvested phantom units or unvested stock options subject to time-based vesting criteria granted to our Named Executive Officers under the AR LTIP or the Midstream LTIP, as applicable, will become immediately fully vested (and, in the case of stock options, fully exercisable) if the applicable Named Executive Officer’s employment with us terminates due to his death or “disability” or in the event of a “change in control” (as such terms are defined in the AR LTIP or the Midstream LTIP, as applicable). For performance share unit awards, any continued employment conditions will be deemed satisfied on the date of the applicable Named Executive Officer’s termination due to his death or “disability” or upon the occurrence of a “change in control,” the performance period will end on the date of such termination or “change in control,” and such performance share unit awards will be settled based on the actual level of performance achieved as of such date.

For purposes of these awards, a Named Executive Officer will be considered to have incurred a “disability” if the executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or which has lasted or can be expected to last for a continuous period of at least 12 months.

For purposes of the AR LTIP awards, “change in control” generally means the occurrence of any of the following events:

•	A person or group of persons acquires beneficial ownership of 50% or more of either (a) the outstanding shares of our common stock or (b) the combined voting power of our voting securities entitled to vote in the election of directors, in each case with the exception of (i) any acquisition directly from us, (ii) any acquisition by us or any of our affiliates, or (iii) any acquisition by any employee benefit plan sponsored or maintained by us;

•	The incumbent members of the Board cease for any reason to constitute at least a majority of the Board;

•	The consummation of a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of our assets, or an acquisition of assets of another entity (a “Business Combination”), in each case, unless, following such Business Combination, (A) our outstanding common stock immediately prior to such Business Combination represents more than 50% of the outstanding common equity interests and the outstanding voting securities entitled to vote in the election of directors of the surviving entity, (B) no person or group of persons beneficially owns 20% or more

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of the common equity interests of the surviving entity or the combined voting power of the voting securities entitled to vote generally in the election of directors of such surviving entity, and (C) at least a majority of the members of the board of directors of the surviving entity were members of the incumbent board at the time of the execution of the initial agreement or corporate action providing for such Business Combination; or

•	Approval by our shareholders of a complete liquidation or dissolution of Antero.

For purposes of the Midstream LTIP awards, “change in control” means the occurrence of any of the following events:

•	A person or group of persons, other than certain affiliates of the Partnership, becomes the beneficial owner, by way of merger, acquisition, consolidation, recapitalization, reorganization, or otherwise, of 50% or more of the voting power of the equity interests in the general partner of the Partnership;

•	The sale or disposition by either the Partnership or the general partner of the Partnership of all or substantially all of its assets;

•	The general partner of the Partnership’s approval of a complete liquidation or dissolution of the Partnership;

•	A transaction resulting in a person or group of persons other than the general partner of the Partnership, the Partnership, Antero or one of their respective affiliates becoming the general partner of the Partnership; or

•	A “Change in Control” as defined in the AR LTIP.

Series B Units in IDR LLC

The Series B Units in IDR LLC held by Messrs. Rady, Warren and Kennedy will vest upon the consummation of a change of control transaction (as defined in the IDR LLC Agreement) or upon an involuntary termination without cause or due to death or disability. As discussed above, the Series B Units in IDR LLC issued to Messrs. Rady and Warren on December 31, 2016, and to Mr. Kennedy on January 10, 2017, are intended to constitute “profits interests” for federal tax purposes and are not traditional options.

As used in the IDR LLC Agreement and the award agreements pursuant to which the Series B Units in IDR LLC were granted, “change of control transaction” means the occurrence of any of the following events:

•	Any consolidation, conversion, merger or other business combination involving IDR Holdings or AMGP, in which a majority of the outstanding Series A Units of IDR LLC or a majority of the outstanding common shares of AMGP (the “AMGP common shares”) are exchanged for or converted into cash, securities of a corporation or other business organization, or other property;

•	A sale or other disposition of all or a material portion of the assets of IDR LLC;

•	A sale or other disposition of all or substantially all of the assets of AMGP followed by a liquidation of AMGP or a distribution to the members of AMGP of all or substantially all of the net proceeds of such disposition after payment of liabilities and other obligations of AMGP;

•	The sale by all the members of IDR LLC of all or substantially all of the outstanding IDR LLC membership interests in a single transaction or series of related transactions; or

•	The sale of all of the outstanding AMGP common shares in a single transaction or series of related transactions.

As discussed above, each of Messrs. Rady, Warren and Kennedy have the right, upon delivery of written notice to IDR LLC, to require IDR LLC to redeem all or a portion of their vested Series B Units for a number of newly-issued AMGP common shares, as determined in accordance with the formula described in “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Series B Units in IDR LLC” above.

The above mechanisms are subject to customary conversion rate adjustments for equity splits, equity dividends and reclassifications.

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Potential Payments Upon Termination or Change in Control Table for Fiscal 2017

If the employment of any of our Named Executive Officers would have terminated due to any Named Executive Officer’s death or disability, the unvested portion of his restricted stock units, phantom units and stock options, as applicable, would have become vested. The restricted stock units (and, if exercised, the stock options) represent a direct interest in shares of our common stock, which had a closing price on December 31, 2017, of $19.00 per share. The phantom units represent a direct interest in the Partnership’s common units, which had a closing price on December 31, 2017, of $29.04 per unit.

The amounts that each of our Named Executive Officers would receive in connection with the accelerated vesting of their equity awards (other than stock options) upon a termination due to their death or disability (assuming such termination occurred on December 31, 2017) are reflected in the last column of the Outstanding Equity Awards at 2017 Fiscal Year-End table above. Because the exercise price of stock options held by our Named Executive Officers exceeded the fair market value of Antero’s common stock on December 31, 2017, no value would have been received by our Named Executive Officers with respect to their stock options in connection with the accelerated vesting of these awards.

Quantification of Benefits

The following table summarizes the compensation and other benefits that would have become payable to each Named Executive Officer assuming a change in control of Antero and the Partnership occurred on December 31, 2017.

	Potential Payments upon a Change in Control of Antero as of December 31, 2017
	Restricted		Performance
	Stock	Restricted	Share Unit	Phantom		Series B Units
	Awards	Stock Units	Awards	Units	Stock Options	in IDR LLC		Total
Name	($)	($)	($)	($)	($)(1)	($)		($)
Paul M. Rady	NA	4,101,687	4,807,101	4,946,841	—	—	(2)	13,855,629
Glen C. Warren, Jr.	NA	2,734,471	3,204,755	3,297,891	—	—	(2)	9,237,117
Alvyn A. Schopp	NA	4,138,898	3,725,580	1,204,361	—	NA		9,068,839
Kevin J. Kilstrom	NA	2,713,898	2,304,274	1,204,361	—	NA		6,222,534
Ward D. McNeilly	NA	2,533,455	2,306,121	1,204,361	—	NA		6,043,938
Michael N. Kennedy	NA	1,995,567	1,192,246	1,160,801	—	—	(2)	4,348,614
(1)	Because the exercise price of stock options held by our Named Executive Officers exceeded the fair market value of Antero’s common stock on December 31, 2017, no value would have been received by our Named Executive Officers with respect to their stock options in connection with the accelerated vesting of these awards.
(2)	The Series B Units in IDR LLC held by each of Messrs. Rady, Warren and Kennedy will vest upon the consummation of a change of control transaction or upon an involuntary termination of the applicable executive’s employment without cause or due to death or disability. The Series B Units in IDR LLC are not traditional options. The redemption right described above only applies upon a change of control transaction applicable to IDR LLC or the general partner of the Partnership (not a change of control of Antero or the Partnership), and, therefore, the redemption value is not disclosed in this table.

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Equity Compensation Plan Information

The following table sets forth information about our common stock that may be issued under all existing equity compensation plans of Antero as of December 31, 2017.

				Number of securities
				remaining available for
	Number of securities to			future issuance under
	be issued upon exercise of	Weighted-average exercise		equity compensation
	outstanding options, warrants	price of outstanding options,		plans (excluding securities
Plan Category	and rights (a)	warrants and rights (b)		reflected in column (a)) (c)
Equity compensation plans approved by security holders
Antero Resources Corporation Long-Term Incentive Plan(1)	5,368,439	$ 50.48	(4)	8,402,389
Antero Midstream Partners LP Long-Term Incentive Plan(2)	1,042,963	N/A	(5)	7,864,621
Antero Midstream GP LP Long-Term Incentive Plan(3)	N/A	N/A	(6)	919,089
Equity compensation plans not approved by security holders	—	—		—
TOTAL	6,411,402			17,186,099
(1)	The Antero Resources Corporation Long-Term Incentive Plan (the “AR LTIP”) was approved by our sole shareholder prior to our IPO and by our shareholders at the 2014 Annual Meeting of Shareholders.
(2)	The Antero Midstream Partners LP Long-Term Incentive Plan (the “Midstream LTIP”) was approved by Antero and the general partner of the Partnership prior to its IPO.
(3)	The Antero Midstream GP LP Long-Term Incentive Plan (the “AMGP LTIP”) was approved by the general partner of the general partner of the Partnership prior to its IPO.
(4)	The calculation of the weighted-average exercise price of outstanding options, warrants and rights excludes restricted stock unit awards granted under the AR LTIP.
(5)	Only phantom unit awards and restricted unit awards have been granted under the Midstream LTIP. There is no weighted average exercise price associated with these awards.
(6)	Only common shares representing limited partner interests have been granted under the AMGP LTIP. There is no weighted average exercise price associated with these awards. Awards under the AMGP LTIP have only been issued to non-employee directors of AMGP GP LLC, AMGP’s general partner. No awards have been made to our Named Executive Officers under the AMGP LTIP.

CEO Pay Ratio

Pursuant to Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, this section provides information regarding the relationship of the annual total compensation of all of our employees to the annual total compensation of our CEO, Mr. Rady. For 2017, the median of the annual total compensation of all Antero employees (other than our CEO), calculated in accordance with paragraph (c)(2)(x) of Item 402 of Regulation S-K, was $87,186, and the annual total compensation of our CEO, as reported in the Summary Compensation Table, was $9,925,217.

Based on this information, for 2017, the ratio of the annual total compensation of Mr. Rady to the median of the annual total compensation of all of our employees was 114 to 1.

Methodology and Assumptions

We selected December 31, 2017, as the date on which to determine our employee population for purposes of identifying the median of the annual total compensation of all of our employees (other than the CEO) because it was efficient to collect payroll data and other necessary information as of that date. As of December 31, 2017, our employee population consisted of 596 individuals, including all individuals employed by Antero or any of its consolidated subsidiaries, whether as full-time, part-time, seasonal or temporary workers. This population does not include independent contractors engaged by Antero. All of our employees are located in the United States.

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In identifying our median employee, we utilized the annual total compensation as reported in Box 1 of each employee’s Form W-2 for 2017 provided to the Internal Revenue Service. We believe this methodology provides a reasonable basis for determining each employee’s total annual compensation and is an economical way to evaluate our employee population’s total annual compensation and to identify our median employee. For the 120 employees hired during 2017, we utilized the annual total compensation reported on each such employee’s Form W-2 for 2017 without annualization adjustments. No cost-of-living adjustments were made in identifying our median employee, as all of our employees (including our CEO) are located in the United States. This calculation methodology was consistently applied to our entire employee population, determined as of December 31, 2017, in order to identify our median employee.

After we identified our median employee, we calculated each element of our median employee’s annual compensation for 2017 in accordance with paragraph (c)(2)(x) of Item 402 of Regulation S-K, which resulted in annual total compensation of $87,186. The difference between our median employee’s total compensation reported on Form W-2 and our median employee’s annual total compensation calculated in accordance with paragraph (c)(2)(x) of Item 402 of Regulation S-K was $171. This amount reflects the difference in the value of equity-based awards held by our median employee that vested in 2017 and the grant date fair value of the equity-based awards granted to our median employee in 2017. Similarly, the 2017 annual total compensation of our CEO was calculated in accordance with paragraph (c)(2)(x) of Item 402 of Regulation S-K, as reported in the “Total” column of the Summary Compensation Table.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial Ownership

The following table sets forth information with respect to the beneficial ownership of our common stock as of April 23, 2018, by:

•	each of our named executive officers;

•	each of our directors and nominees;

•	all of our directors and executive officers as a group; and

•	each person known to us to be the beneficial owner of more than 5% of our outstanding common stock.

Except as otherwise noted, the person or entities listed below have sole voting and investment power with respect to all shares of our common stock beneficially owned by them, except to the extent this power may be shared with a spouse. All information with respect to beneficial ownership has been furnished by the respective directors, officers or 5% or more shareholders, as the case may be. Unless otherwise noted, the mailing address of each person or entity named in the table is 1615 Wynkoop Street, Denver, Colorado, 80202.

	Common Stock Beneficially Owned
	Number of	Percentage of
Name and Address of Beneficial Owner	Shares	Class
Warburg Pincus Funds(1)(2)	46,609,061	14.7%
SailingStone Capital Partners LLC(3)(4)	34,934,370	11.0%
The Baupost Group, L.L.C.(5)(6)	24,722,187	7.8%
The Vanguard Group, Inc.(7)(8)	18,998,980	6.0%
Peter R. Kagan(1)(9)(10)(11)	46,962,655	14.8%
W. Howard Keenan, Jr.(9)(12)(13)	190,173	*
Richard W. Connor(9)(14)	31,165	*
Robert J. Clark(9)	42,759	*
Benjamin A. Hardesty(9)	37,729	*
James R. Levy(1)(9)(15)	46,706,534	14.7%
Joyce E. McConnell	1,082	*
Paul M. Rady(16)(17)	16,425,387	5.2%
Glen C. Warren, Jr.(18)(19)(20)	10,873,341	3.4%
Alvyn A. Schopp(21)	1,130,203	*
Kevin J. Kilstrom(22)	135,721	*
Ward D. McNeilly(23)	267,466	*
Michael N. Kennedy(24)	253,945	*
Directors and officers as a group (12 persons)(25)	29,840,038	9.4%
*	Less than one percent.
(1)	Based upon its Schedule 13G/A filed on February 12, 2018, with the SEC, the Warburg Pincus Funds (as defined in footnote 2) have a mailing address of c/o Warburg Pincus LLC, 450 Lexington Avenue, New York, New York 10017.
(2)	Based upon its Schedule 13G/A filed on February 12, 2018, with the SEC, the Warburg Pincus Funds are Warburg Pincus Private Equity VIII, L.P., a Delaware limited partnership (“WP VIII,” and together with its two affiliated partnerships, Warburg Pincus Netherlands Private Equity VIII C.V. I, a company formed under the laws of the Netherlands (“WP VIII CV I”), and WP-WPVIII Investors, L.P., a Delaware limited partnership (“WP-WPVIII Investors”), collectively, the “WP VIII Funds”), Warburg Pincus Private Equity X, L.P., a Delaware limited partnership (“WP X”), Warburg Pincus X Partners, L.P., a Delaware limited partnership (“WP X Partners,” and together with WP X, the “WP X Funds”), and Warburg Pincus Private Equity X O&G, L.P., a Delaware limited partnership (“WP X O&G”). WP-WPVIII Investors GP L.P., a Delaware limited partnership (“WP-WPVIII GP”), is the general partner of WP-WPVIII Investors. Warburg Pincus X, L.P., a Delaware limited partnership (“WP X GP”), is the general partner of each of the WP X Funds and WP X O&G. Warburg Pincus X GP L.P., a Delaware limited partnership (“WP X GP LP”), is the general partner of WP X GP. WPP GP LLC, a Delaware limited liability company (“WPP GP”), is the general partner of WP X GP LP and WP-WPVIII GP. Warburg Pincus Partners, L.P., a Delaware limited partnership (“WP Partners”), is (i) the managing member of WPP GP, and (ii) the general partner of WP VIII and WP VIII CV I. Warburg Pincus Partners GP LLC, a Delaware limited liability company (“WP Partners GP”), is the general partner of WP Partners. Warburg Pincus & Co., a New York general partnership (“WP”), is the managing member of

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WP Partners GP. Warburg Pincus LLC, a New York limited liability company (“WP LLC”), is the manager of each of the WP VIII Funds, the WP X Funds and WP X O&G. Each of the WP VIII Funds, the WP X Funds, WP X O&G, WP-WPVIII GP, WP X GP, WP X GP LP, WPP GP, WP Partners, WP Partners GP, WP and WP LLC are collectively referred to herein as the “Warburg Pincus Entities.” Each Warburg Pincus Entity disclaims beneficial ownership with respect to any shares of common stock of Antero, except to the extent of its pecuniary interest therein. In addition, two of our directors, Peter R. Kagan and James R. Levy, also serve as partners of WP and as Managing Directors and Members of WP LLC. Each of Messrs. Kagan and Levy disclaims beneficial ownership of all shares of common stock of Antero attributable to the Warburg Pincus Entities except to the extent of his pecuniary interest therein.
(3)	Based upon its Schedule 13D/A filed on February 14, 2018, with the SEC, SailingStone Capital Partners LLC (“SailingStone”) has a mailing address of One California Street, 30th Floor, San Francisco, California 94111.
(4)	Based upon its Schedule 13D/A filed on February 14, 2018, SailingStone Holdings LLC (“SailingStone Holdings”) is the general partner of SailingStone GP LP, which serves as managing member of SailingStone, and SailingStone Holdings could be deemed to share the power to vote and dispose or direct the disposition of the securities owned by SailingStone. Each of MacKenzie B. Davis and Kenneth L. Settles Jr. is a managing member and control person of SailingStone Holdings and SailingStone, and could be deemed to share the power to dispose or direct the disposition of such shares.
(5)	Based upon its Schedule 13G filed on February 13, 2018, with the SEC, The Baupost Group, L.L.C. (“Baupost”) has a mailing address of 10 St. James Avenue, Suite 1700, Boston, Massachusetts 02116.
(6)	Based upon its Schedule 13G filed on February 13, 2018, Baupost is a registered investment adviser and acts as an investment adviser and general partner to various private investment limited partnerships. The Baupost Group GP, L.L.C. (“BG GP”), as the Manager of Baupost, and Seth A. Klarman, as the sole owner and Managing Member of BG GP and a controlling person of Baupost, may be deemed to have beneficial ownership of the securities beneficially owned by Baupost.
(7)	Based upon its Schedule 13G/A filed on February 12, 2018, with the SEC, The Vanguard Group, Inc. has a mailing address of 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.
(8)	Based upon its Schedule 13G/A filed on February 12, 2018, with the SEC, Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 102,969 shares or .03% of the outstanding common stock of Antero as a result of serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 178,877 shares, or .05%, of the outstanding common stock of Antero as a result of serving as investment manager of Australian investment offerings.
(9)	Includes options to purchase 1,477 shares of common stock that expire ten years from the date of grant, or October 10, 2023, and options to purchase 1,526 shares of common stock that expire ten years from the date of grant, or October 16, 2024.
(10)	Includes 7,500 shares of common stock held by The 2017 Kagan Family Trust, over which Mr. Kagan may be deemed to have shared voting and dispositive power. Mr. Kagan disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.
(11)	Includes 46,609,061 shares of common stock held by the Warburg Pincus Entities (as defined in footnote 2). Mr. Kagan disclaims beneficial ownership of all shares of common stock of Antero attributable to the Warburg Pincus Entities except to the extent of his pecuniary interest therein.
(12)	Has a mailing address of 410 Park Avenue, 19th Floor, New York, New York 10022.
(13)	Mr. Keenan is a member and manager of the direct or indirect general partner of each of Yorktown Energy Partners V, L.P., Yorktown Energy Partners VI, L.P., Yorktown Energy Partners VII, L.P. and Yorktown Energy Partners VIII, L.P., which own 235,380 shares of common stock, 215,319 shares of common stock, 3,104,317 shares of common stock and 10,425,078 shares of common stock, respectively. Mr. Keenan does not have sole or shared voting or investment power within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934 with respect to the shares of common stock held by such investment funds and disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein.
(14)	Mr. Connor indirectly owns 40 shares of common stock purchased by a family member, and these shares are included because of his relation to the purchaser. Mr. Connor disclaims beneficial ownership of all shares reported except to the extent of his pecuniary interest therein.
(15)	Includes 46,609,061 shares of common stock held by the Warburg Pincus Entities (as defined in footnote 2). Mr. Levy disclaims beneficial ownership of all shares of common stock of Antero attributable to the Warburg Pincus Entities except to the extent of his pecuniary interest therein.
(16)	Includes 2,821,394 shares of common stock held by Salisbury Investment Holdings LLC (“Salisbury”) and 2,461,712 shares of common stock held by Mockingbird Investments LLC (“Mockingbird”). Mr. Rady owns a 95% limited liability company interest in Salisbury and his spouse owns the remaining 5%. Mr. Rady owns a 3.68% limited liability company interest in Mockingbird, and a trust under his control owns the remaining 96.32%. Mr. Rady disclaims beneficial ownership of all shares held by Salisbury and Mockingbird except to the extent of his pecuniary interest therein.
(17)	Includes 136,786 shares of common stock that remain subject to vesting, and options to purchase 75,000 shares of common stock that expire ten years from the date of grant, or April 15, 2025.
(18)	Mr. Warren indirectly owns 7 shares of common stock purchased by a family member, and these shares are included because of his relation to the purchaser. Mr. Warren disclaims beneficial ownership of all shares reported except to the extent of his pecuniary interest therein.
(19)	Includes 3,847,251 shares of common stock held by Canton Investment Holdings LLC (“Canton”) and 735,000 shares of common stock held by the Titus Foundation (“Titus”). Mr. Warren is the managing member and 50% owner of Canton and the President of Titus. Mr. Warren disclaims beneficial ownership of all shares held by Canton and Titus except to the extent of his pecuniary interest therein.
(20)	Includes 91,191 shares of common stock that remain subject to vesting, and options to purchase 50,000 shares of common stock that expire ten years from the date of grant, or April 15, 2025.
(21)	Includes 100,716 shares of common stock that remain subject to vesting, and options to purchase 18,750 shares of common stock that expire ten years from the date of grant, or April 15, 2025.
(22)	Includes 63,216 shares of common stock that remain subject to vesting, and options to purchase 16,875 shares of common stock that expire ten years from the date of grant, or April 15, 2025.
(23)	Includes 62,309 shares of common stock that remain subject to vesting, and options to purchase 18,750 shares of common stock that expire ten years from the date of grant, or April 15, 2025.
(24)	Includes 66,100 shares of common stock that remain subject to vesting, options to purchase 60,000 shares of common stock that expire ten years from the date of grant, or October 10, 2023, and options to purchase 18,750 shares of common stock that expire ten years from the date of grant, or April 15, 2025.
(25)	Excludes 46,609,061 shares of common stock held by the Warburg Pincus Entities (as defined in footnote 2), over which Messrs. Kagan and Levy may be deemed to have indirect beneficial ownership.

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SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (“Exchange Act”) and related rules of the SEC require our directors and Section 16 officers, and persons who own more than 10% of a registered class of our equity securities, to file initial reports of ownership and reports of changes in ownership with the SEC. These persons are required by SEC regulations to furnish us with copies of all Section 16(a) reports that they file. We assist our directors and executive officers in making their Section 16(a) filings, pursuant to powers of attorney granted by our insiders, on the basis of information obtained from them and our records.

Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to Antero during 2017, including those reports we have filed on behalf of our directors and Section 16 officers pursuant to powers of attorney, no person subject to Section 16 of the Exchange Act failed to file on a timely basis during 2017, except that one transaction by each of Ward D. McNeilly, Kevin J. Kilstrom and Alvyn A. Schopp, related to the withholding of common shares to satisfy Antero’s income tax withholding obligations upon the vesting of restricted stock units and performance share units under the AR LTIP on February 8, 2017, was not timely reported on Form 4.

RELATED PERSON TRANSACTIONS

General

The Audit Committee is charged with reviewing the material facts of all related person transactions and either approving or disapproving of Antero’s participation in such transactions under Antero’s Related Persons Transaction Policy adopted by the Board (“RPT Policy”) on October 7, 2013, which pre-approves certain transactions that are not deemed to be related person transactions pursuant to Item 404 of Regulation S-K.

The Audit Committee Chairman may approve any related person transaction in which the aggregate amount involved is expected to be less than $120,000. A summary of such approved transactions and each new related person transaction deemed pre-approved under the RPT Policy is provided to the Audit Committee for its review. The Audit Committee has the authority to modify the RPT Policy regarding pre-approved transactions or to impose conditions upon the ability of Antero to participate in any related person transaction.

For all related person transactions during 2017 that were required to be reported in “Related Persons Transactions,” the procedures described above were followed unless the RPT Policy did not require review, approval or ratification of the transaction.

Registration Rights Agreement

In connection with the closing of Antero’s initial public offering in October 2013, Antero entered into a registration rights agreement (the “Registration Rights Agreement”) with the owners of the membership interests in Antero’s then-controlling shareholder, which includes certain members of Antero’s management and certain affiliates of Warburg Pincus LLC and Yorktown Partners LLC (below, the “sponsors”). Pursuant to the Registration Rights Agreement, Antero agreed to register the sale of shares of its common stock under certain circumstances.

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Demand Registration Rights

At any time after the closing of Antero’s initial public offering, Antero’s sponsors and certain other investors (the “Investor Members”) have the right to require Antero by written notice to register the sale of a number of their shares of common stock in an underwritten offering. Antero is required to provide notice of any such request within ten days following receipt to all other holders of its common stock, who may, in certain circumstances, participate in the registration. The Investor Members have the right to cause up to an aggregate of two such demand registrations (and up to four additional demand registrations that constitute “shelf registrations” as such term is defined in the Registration Rights Agreement). Demand registrations may not occur more than once during any six-month period or within 90 days (with respect to any underwritten public offering other than Antero’s initial public offering) after the effective date of a final prospectus that Antero files. Further, Antero is not obligated to effect any demand registration in which the anticipated aggregate offering price included in such offering is less than $50,000,000. Any such demand registration may be for a shelf registration statement. Antero must maintain the effectiveness of any such registration statement until the earlier of 180 days (or two years if a “shelf registration” is requested) after the effective date and the consummation of the distribution by the participating holders.

Piggy-back Registration Rights

If, at any time, Antero proposes to register an offering of common stock (subject to certain exceptions) for its own account, then Antero must give at least fifteen days’ notice to all holders of registrable securities to allow them to include a specified number of their shares in that registration statement.

Conditions and Limitations; Expenses

These registration rights are subject to certain conditions and limitations, including the right of the underwriters to limit the number of shares to be included in a registration and Antero’s right to delay or withdraw a registration statement under certain circumstances. Antero will generally pay all registration expenses in connection with Antero’s obligations under the Registration Rights Agreement, regardless of whether a registration statement is filed or becomes effective. The obligations to register shares under the Registration Rights Agreement will terminate on the earlier of (i) ten years following the closing of Antero’s initial public offering and (ii) when no registrable common stock remains outstanding. Registrable common stock means all common stock other than shares (i) sold pursuant to an effective registration statement under the Securities Act, (ii) sold in a transaction exempt from registration under the Securities Act (including transactions pursuant to Rule 144), (iii) that have ceased to be outstanding, (iv) sold in a private transaction in which the transferor’s rights under the Registration Rights Agreement are not assigned to the transferee of the stock, or (v) that have become eligible for resale pursuant to Rule 144(b) (or any similar rule then in effect under the Securities Act).

Agreements with Antero Midstream Partners LP

Antero Midstream Partners LP (the “Partnership”) is a growth-oriented limited partnership formed by us to own, operate and develop midstream energy assets to service our production and completion activities under long-term service contracts.

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Registration Rights Agreement

In connection with the closing of the Partnership’s initial public offering, we entered into a registration rights agreement with the Partnership. Pursuant to the registration rights agreement, the Partnership may be required to register the sale of our (i) common units issued (or issuable) to it in connection with the Partnership’s initial public offering, and (ii) common units issuable upon conversion of subordinated units pursuant to the terms of the Partnership’s partnership agreement in certain circumstances.

Gathering and Compression

Pursuant to a 20-year gas gathering and compression agreement with the Partnership, we agreed to dedicate all of our current and future acreage in West Virginia, Ohio and Pennsylvania to the Partnership (other than existing third-party commitments), so long as such production is not otherwise subject to a pre-existing dedication for third-party services. Our production subject to a pre-existing dedication is also dedicated to the Partnership at the expiration of such pre-existing dedication. In addition, if we acquire any gathering facilities, we are required to offer such gathering facilities to the Partnership at our cost. The Partnership also has an option to gather and compress natural gas produced by us on any acreage it acquires in the future outside of West Virginia, Ohio and Pennsylvania on the same terms and conditions. In the event the Partnership does not exercise this option, we will be entitled to obtain gathering and compression services and dedicate production from limited areas under agreements with third parties. In return for our acreage dedication, the Partnership agreed to gather, compress, dehydrate and redeliver all of our dedicated natural gas on a firm commitment, first-priority basis. For the year ended December 31, 2017, we incurred approximately $396 million in fees to the Partnership under the gathering and compression agreement. On February 13, 2018, we amended and restated the gathering and compression agreement to, among other things, make certain clarifying changes with respect to CPI and the associated adjustments to the fees we pay.

Processing

On February 6, 2017, a joint venture was formed between the Partnership and MarkWest Energy Partners, L.P. (“MarkWest”), a wholly-owned subsidiary of MPLX, LP (the “Joint Venture”), to develop processing and fractionation assets in Appalachia. The Partnership and MarkWest each own a 50% interest in the Joint Venture and MarkWest operates the Joint Venture assets. The Joint Venture assets consist of processing plants in West Virginia and a one-third interest in a recently commissioned MarkWest fractionator in Ohio.

Pursuant to a gas processing agreement between us and MarkWest, MarkWest has agreed to process gas from acreage dedicated by us for a fee. MarkWest has entered into a separate agreement with the Joint Venture whereby the Joint Venture has agreed to perform gas processing services with respect to certain volumes on behalf of MarkWest in exchange for the gas processing fees that MarkWest receives from us in connection with such volumes (the “MW-JV Arrangement”). During the year ended December 31, 2017, the Joint Venture derived approximately $32 million of revenues from us under the MW-JV Arrangement. In addition, on February 6, 2018, we and MarkWest entered into an agreement pursuant to which MarkWest agreed to address certain regulatory matters related to expansions at one of MarkWest’s processing sites, and if certain conditions are not met, we have agreed to make reimbursement payments for such work directly to the Joint Venture.

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Right of First Offer Agreement

On November 10, 2014, we entered into a right of first offer agreement with the Partnership for gas processing services pursuant to which we agreed, subject to certain exceptions, not to procure any gas processing or NGLs fractionation services with respect to our production (other than production subject to a pre-existing dedication) without first offering the Partnership the right to provide such services. On February 6, 2017, in connection with the formation of the Joint Venture, we and the Partnership amended and restated the right of first offer agreement to, among other things, amend the list of conflicting dedications set forth in such agreement to include the gas processing arrangement between us and MarkWest. On February 13, 2018, we further amended and restated the right of first offer agreement to make certain clarifying changes to reflect the original intent of the agreement.

Water Services Agreement

In connection with the closing of the sale of Antero Water LLC (“Antero Water”) to the Partnership on September 23, 2015 (the “Water Transaction”), we entered into a water services agreement with Antero Water, which Antero Water subsequently assigned in part to Antero Treatment LLC (“Antero Treatment”). Under the water services agreement, Antero Water has agreed to provide certain water handling services and Antero Treatment has agreed to provide certain water treatment services to us within an area of dedication in defined service areas in Ohio and West Virginia, and we have agreed to pay monthly fees for those services. The initial term of the water services agreement is twenty years, automatically renewable from year to year thereafter. For the year ended December 31, 2017, we incurred approximately $376 million in fees to the Partnership under the water services agreement.

Secondment Agreement

In connection with the closing of the Water Transaction, we entered into a secondment agreement with the Partnership, the general partner of the Partnership, Antero Midstream LLC, a wholly-owned subsidiary of the Partnership, Antero Water, and Antero Treatment. Under the secondment agreement, we agreed to provide seconded employees to perform certain operational services with respect to the Partnership’s gathering and compression, processing, and NGLs fractionation facilities and water assets, and the Partnership agreed to reimburse us for expenditures we incur performing those operational services. The initial term of the secondment agreement is twenty years from November 10, 2014, automatically renewable from year to year thereafter. For the year ended December 31, 2017, the Partnership reimbursed us for approximately $31.2 million of its direct and allocated indirect expenses under the services and secondment agreement.

Amended and Restated Services Agreement

In connection with the closing of the Partnership’s initial public offering, we entered into a services agreement with the Partnership, pursuant to which we agreed to provide customary operational and management services for the Partnership in exchange for reimbursement of any direct expenses and an allocation of any indirect expenses attributable to our provision of such services. In connection with the closing of the Water Transaction, the services agreement was amended and restated to remove provisions relating to operational services in support of the Partnership’s gathering and compression, processing, and NGLs fractionation business (which are now covered by the secondment agreement) and to provide that we will perform certain administrative services for the Partnership and its subsidiaries, and the Partnership will reimburse us for expenses we incur when we perform those services.

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License

Pursuant to a license agreement with the Partnership, the Partnership has the right to use certain Antero-related names and trademarks in connection with the operation of its midstream business.

Other Agreements

From time to time, in the ordinary course of business, we participate in transactions with the Partnership and other third parties in which the Partnership may be deemed to have a direct or indirect material interest. These transactions include, among other things, agreements that address the receipt of midstream services and provision of contract operating services; the sale of fuel for use in the Partnership’s operations; the release of midstream service dedications in connection with acquisitions, dispositions or exchanges of acreage; and the acquisition of assets and the assumption of liabilities by us, our subsidiaries and our unconsolidated affiliates. While certain of these transactions are not the result of arm’s-length negotiations, we believe that the terms of each of the transactions are, and specifically intend the terms to be, generally no more or less favorable to either party than those that could have been negotiated with unaffiliated parties with respect to similar transactions. During the year ended December 31, 2017, we were reimbursed approximately $700,000 for fuel used in the Partnership’s operations, and the Partnership paid $10.3 million for compression assets recently acquired from a third party that provided compression services to us under an agreement with us. The Partnership assumed the obligations under our agreement.

Services Agreement with Antero Midstream GP LP

In connection with AMGP’s initial public offering, we entered into a services agreement with AMGP, pursuant to which we agreed to provide certain corporate, general and administrative services for AMGP in exchange for an annual fee, reimbursement of any direct expenses, and an allocation of any indirect expenses attributable to our performance of such services. For the year ended December 31, 2017, AMGP reimbursed us for approximately $1.5 million of its direct and allocated indirect expenses under the services agreement.

Employment

Timothy Rady, the son of Paul M. Rady, Antero’s Chairman and Chief Executive Officer, is a non-executive employee in Antero’s Land department. Total compensation paid to Timothy Rady in the form of base salary, bonus, award grants under the AR LTIP, and other benefits totaled $255,428 in 2017.

- 2018 Proxy Statement 58

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QUORUM AND VOTING

Voting Stock

Antero’s common stock is the only outstanding class of securities that entitles holders to vote generally at meetings of Antero’s shareholders. Each share of common stock outstanding on the record date entitles the holder to one vote at the Annual Meeting.

Quorum

The presence, in person or by proxy, of the holders of a majority of the votes eligible to be cast at the Annual Meeting is necessary to constitute a quorum. Abstentions and broker non-votes (described below) will be counted for purposes of determining whether a quorum is present at the Annual Meeting. If a quorum is not present, the chairman has the power to adjourn the Annual Meeting from time to time, without notice other than an announcement at the Annual Meeting, until a quorum is present. At any annual meeting reconvened following an adjournment at which a quorum is present, any business may be transacted that might have been transacted at the annual meeting as originally scheduled.

Shareholder List

Antero will maintain at its corporate offices in Denver, Colorado a list of the shareholders entitled to vote at the Annual Meeting. The list will be open to the examination of any shareholder, for purposes germane to the Annual Meeting, during ordinary business hours for ten days before the Annual Meeting.

Vote Required

Only shareholders of record at the close of business on April 23, 2018, have the right to vote at the Annual Meeting. The proposals at the Annual Meeting will require the following votes:

Proposal	Vote required	Voting options	Can brokers vote without instructions?	Effect of abstentions and broker non-votes
Election of directors	Each nominee must receive a plurality of the votes cast	For all nominees Withhold authority for all nominees For all except	No	None
Ratification of the selection of the independent registered public accounting firm	Affirmative vote of a majority of the shares counted as present and entitled to vote	For Against Abstain	Yes	Abstentions will have the effect of a vote “against” There should not be broker non-votes
Advisory approval of the compensation of the Named Executive Officers	Affirmative vote of a majority of the shares counted as present and entitled to vote	For Against Abstain	No	Abstentions will have the effect of a vote “against” Broker non-votes will not have any effect

An automated system that Broadridge Investor Communications Services administers will tabulate the votes.

Brokers who hold shares in street name for customers are required to vote those shares in accordance with instructions received from the beneficial owners. NYSE Rule 452 restricts when brokers that are record holders of shares may exercise discretionary authority to vote those shares in the absence of instructions from beneficial owners. When brokers are not permitted to vote on a matter without instructions from the beneficial owner, and don’t receive such instructions, the result is a “broker non-vote.”

- 2018 Proxy Statement 59

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Default Voting

A proxy that is properly completed and returned will be voted at the Annual Meeting in accordance with the instructions on the proxy. If you properly complete and return a proxy, but do not indicate any contrary voting instructions, your shares will be voted in accordance with the Board’s recommendations, which are as follows:

•	FOR the election of the three persons named in this Proxy Statement as the Board’s nominees for election as Class II directors;

•	FOR the ratification of the selection of KPMG LLP as Antero’s independent registered public accounting firm for the fiscal year ending December 31, 2018; and

•	FOR the approval, on an advisory basis, of the compensation of Antero’s Named Executive Officers.

If any other business properly comes before the shareholders for a vote at the Annual Meeting, your shares will be voted at the discretion of the holders of the proxy. The Board knows of no matters, other than those previously stated herein, to be presented for consideration at the Annual Meeting.

Revoking Your Proxy

You may revoke your proxy in writing at any time before it is exercised at the Annual Meeting by: (i) delivering to the Secretary of Antero a written notice of the revocation; (ii) signing, dating and delivering to the Secretary of Antero a proxy with a later date; or (iii) attending the Annual Meeting and voting your shares in person. Your attendance at the Annual Meeting will not revoke your proxy unless you give written notice of revocation to the Secretary of Antero before the Annual Meeting or unless you vote your shares in person at the Annual Meeting before the polls are closed.

Solicitation Expenses

We will bear all costs incurred in the solicitation of proxies, including the preparation, printing and mailing of the Notice of Annual Meeting and Proxy Statement and the related materials. In addition to solicitation by mail, our directors, officers and employees may solicit proxies personally or by telephone, e-mail, facsimile or other means, without additional compensation.

Copies of the Annual Report

Upon written request, we will provide any shareholder, without charge, a copy of the Form 10-K, but without exhibits. Shareholders should direct requests to Antero Resources Corporation, 1615 Wynkoop Street, Denver, Colorado 80202. Our Form 10-K and the exhibits filed with it are available on our website, www.anteroresources.com, in the “SEC Filings” subsection of the “Investor Relations” section. These materials do not constitute a part of the proxy solicitation material.

- 2018 Proxy Statement 60

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ADDITIONAL INFORMATION

Proxy Materials, Annual Report and Other Information

The Notice of 2018 Annual Meeting of Shareholders and Proxy Statement, along with Antero’s Annual Report on Form 10-K for the year ended December 31, 2017, filed with the Securities and Exchange Commission on February 13, 2018, and Antero’s 2017 Annual Report to Shareholders are available free of charge at www.anteroresources.com in the “SEC Filings” subsection under the “Investor Relations” section.

Shareholders Sharing an Address

Each registered shareholder (meaning you own shares in your own name on the books of our transfer agent, American Stock Transfer and Trust Company LLC) will receive one Notice of Availability (the “Notice”) per account, regardless of whether you have the same address as another registered shareholder.

If your shares are held in “street name” (that is, in the name of a bank, broker or other holder of record), applicable rules permit brokerage firms and Antero, under certain circumstances, to send one Notice to multiple shareholders who share the same address. This practice is known as “householding.” Householding saves printing and postage costs by reducing duplicate mailings. If you hold your shares through a broker, you may have consented to reducing the number of copies of materials delivered to your address. In the event that you wish to revoke a previously granted “householding” consent, you must contact your broker. If your household is receiving multiple copies of the Notice and you wish to request delivery of a single copy, you should contact your broker directly.

Shareholder Proposals; Director Nominations

Any shareholder desiring to present a proposal at Antero’s 2019 Annual Meeting of Shareholders and to have the proposal included in Antero’s related proxy statement pursuant to Rule 14a-8 must send the proposal to Antero at 1615 Wynkoop Street, Denver, Colorado, 80202, so that it is received no later than December 31, 2018. All such proposals should be in compliance with SEC rules and regulations. Antero will only include in its proxy materials those shareholder proposals that it receives before the deadline and that are proper for shareholder action.

In addition, any shareholder entitled to vote at Antero’s 2019 Annual Meeting of Shareholders may propose business (other than proposals to be included in Antero’s proxy materials) to be included on the agenda of, and properly presented for action at, the 2019 Annual Meeting of Shareholders if written notice of such shareholder’s intent is given in accordance with the requirements of Antero’s bylaws and SEC rules and regulations. Any such proposal must be submitted in writing at the address shown above, so that it is received between February 20, 2019, and March 22, 2019.

- 2018 Proxy Statement 61

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ANTERO RESOURCES CORPORATION
1615 WYNKOOP STREET
DENVER, CO 80202

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 06/19/2018. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 06/19/2018. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Class II Nominees	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 Peter R. Kagan 02 W. Howard Keenan, Jr. 03 Joyce E. McConnell

The Board of Directors recommends you vote FOR proposals 2 and 3.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000380684_1 R1.0.1.17

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement & Annual Report are available at www.proxyvote.com

ANTERO RESOURCES CORPORATION
Annual Meeting of Stockholders
June 20, 2018 9:00 AM
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoints Glen C. Warren, Jr. and Alvyn A. Schopp, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of ANTERO RESOURCES CORPORATION that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, MDT on June 20, 2018, at 1615 Wynkoop Street, Denver, CO 80202 and any adjournment or postponement thereof. Each of the appointed proxies is hereby authorized to vote in his discretion upon such other business as may properly come before the meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

0000380684_2 R1.0.1.17

Continued and to be signed on reverse side